UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2021 (January 20, 2021)

SUMMIT NETWORKS INC.

(Exact name of registrant as specified in its charter)

Nevada	333-199108	35-2511257
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

Changning Road North, Economic and Technological Development Zone

Hengshui, Hebei, China 053000

(Address of principal executive offices)

(86) 0318-2683220

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Current Report on Form 8-K, or this Report, contains forward-looking statements, including, without limitation, in the sections captioned “Description of Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere. Any and all statements contained in this Report that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. Many factors could cause our actual operations or results to differ materially from the operations and results anticipated in forward-looking statements. These factors include, but are not limited to:

●	our ability to raise capital to develop our business;

●	our variable interest entity;

●	our ability to increase revenues from our waste management operations;

●	the other factors contained in the section entitled “Risk Factors” contained in this Current Report on Form 8-K.

We have based the forward-looking statements contained in this Current Report on Form 8-K primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements are subject to risks, uncertainties, assumptions, and other factors including those described in the section of this Current Report on Form 8-K entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements used herein.

You should not rely on forward-looking statements as predictions of future events. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

The forward-looking statements in this Report represent our views as of the date of this Report. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this Report.

Use of Certain Defined Terms

In addition, unless the context otherwise requires and for the purposes of this report only, references to:

●	“we,” “us,” “our,” or “our company,” are to the combined business of Summit Networks Inc., a Nevada corporation, and its subsidiaries and other consolidated entities;

●	“Smith Barney” are to Smith Barney Enterprise Limited, a British Virgin Islands company and wholly-owned subsidiary of Summit Networks Inc.;

●	“Green Energy (HK)” are to Green Energy (HK) Limited, a Hong Kong company and wholly-owned subsidiary of Smith Barney;

●	“Beijing ALW” are to Beijing Asian League Wins Technology Co., Ltd, a wholly foreign-owned enterprise in the PRC and a wholly owned subsidiary of Green Energy (HK);

●	“Hengshui Jingzhen” are to Hengshui Jingzhen Environmental Company Limited, a PRC company and a VIE that has entered into certain contractual agreements with Beijing ALW;

●	“Hengshui Bicheng” are to Hengshui Bicheng Environmental Technology Company Limited, a PRC company and a 59.1% owned subsidiary of Hengshui Jingzhen;

●	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“China” and “PRC” refer to the People’s Republic of China;

●	“Renminbi” and “RMB” refer to the legal currency of China;

●	“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States;

●	“VIE” are to variable interest entity;

●	“SEC” are to the U.S. Securities and Exchange Commission;

●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended; and

●	“Securities Act” are to the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Current Report on Form 8-K was filed by the Company to inform the public that a reverse merger transaction had been consummated and to provide certain other information. On January 20, 2021, a series of contractual arrangements, including the Equity Pledge Agreement, the Exclusive Technology Development, Consulting and Services Agreement, the Exclusive Option Agreement and Spousal Consent and Irrevocable Power of Attorney (collectively, the “VIE Agreements”) were entered into among our wholly owned subsidiary Beijing ALW, Hengshui Jingzhen and Hengshui Jingzhen’s shareholders, pursuant to which Beijing ALW gained control over Hengshui Jingzhen (the “Reverse Merger”).

In accordance with “reverse acquisition” accounting treatment, our historical financial statements of Hengshui Jingzhen as of period ends, and for periods ended, prior to the acquisition will become the historical financial statements of Summit Networks Inc. in all future filings with the SEC. This Current Report contains summaries of the material terms of various agreements executed in connection with the transactions described herein.

Because prior to the Reverse Merger, the Company was a “shell company” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company is required to file a Current Report on Form 8-K containing such information that it would be required to disclose if it were a registrant filing a general form for registration of securities on Form 10 under the 1934 Act.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

VIE Agreement

On January 20, 2021, Beijing ALW, a wholly foreign-owned enterprise in the PRC and our indirect, wholly owned subsidiary, entered into the VIE Agreements with Hengshui Jingzhen, whereby Beijing ALW gained control over Hengshui Jingzhen, a company provides services on hazardous waste collection, transfer, disposal and recycling.

Contractual Arrangements that Give Us Effective Control of the Variable Interest Entity

We are structured to conduct our business operations through Beijing ALW and Hengshui Jingzhen and Hengshui Bicheng. Hengshui Jingzhen is 75% directly owned by Shuhua Liu, our Chief Executive Officer, and 25% directly owned by Beijing Chuang Jia Lian Consulting Co., Ltd., a PRC company incorporated on June 1, 2020, which is in turn wholly owned by Ms. Shuhua Liu. The following contractual arrangements enable us to exercise effective control over Hengshui Jingzhen and realize substantially all of the economic risks and benefits arising from Hengshui Jingzhen. As a result, we will include the financial results of Hengshui Jingzhen in our consolidated financial statements in accordance with U.S. GAAP as if it were our wholly owned subsidiary.

The following is a summary of the common contractual arrangements that provide us with effective control of our variable interest entity and that enable us to receive substantially all of the economic benefits from its operations.

Exclusive Option Agreement. Pursuant to the Exclusive Option Agreement, the shareholders of Hengshui Jingzhen granted Beijing ALW an exclusive call option to purchase their equity interests in Hengshui Jingzhen at an exercise price equal to the base price of RMB100 or at a minimum price permitted by applicable PRC laws. The option is exercisable subject to the condition that applicable PRC laws, rules and regulations do not prohibit completion of the transfer of the equity interest pursuant to the option. Beijing ALW can require Hengshui Jingzhen to distribute all distributable profits to its shareholders, and the shareholders of Hengshui Jingzhen have agreed to promptly donate any profit, interest, dividend or proceeds of liquidation to Beijing ALW. The exclusive option agreement remains in effect until the equity interest that is the subject of such agreement is transferred to Beijing ALW. The parties to the exclusive option agreement are Shuhua Liu, Beijing ALW, Beijing Chuang Jia Lian Consulting Co., Ltd. and Hengshui Jingzhen.

Power of Attorney. Pursuant to the power of attorney, Shuhua Liu and Beijing Chuang Jia Lian Consulting Co., Ltd. irrevocably authorize Beijing ALW, or any person designated by Beijing ALW, to exercise their rights as equity holders of Hengshui Jingzhen, including the right to attend and vote at equity holders’ meetings and to appoint directors, supervisors, the chief executive officer and other senior management members.

Spousal Consent Letters. The spouse of Ms. Shuhua Liu unconditionally and irrevocably agreed to the execution of the Equity Pledge Agreement, the Exclusive Option Agreement and the Power of Attorney and the disposal of the equity interest registered in the name of the respective nominee shareholder. In addition, the spouse of Ms. Shuhua Liu agreed not to make any assertions in connection with the equity interests held by Ms. Shuhua Liu and Ms. Shuhua Liu can perform the contractual arrangements without the authorization or consent from the spouse.

Equity Pledge Agreement. Pursuant to the equity interest pledge agreement, the VIE equity holder has pledged all of her interests in the equity of Hengshui Jingzhen as a continuing first priority security interest in favor of Beijing ALW to secure the performance of obligations by the variable interest entity and/or its equity holder under the other structure contracts. Beijing ALW is entitled to be paid in priority with the equity interest of the variable interest entity equity holder based on the monetary valuation that such equity interest is converted into or from the proceeds from the auction or sale of the equity interest in the event of any breach or default under the other structure contracts. In addition, during the term of the pledge, Beijing ALW is entitled to receive dividends distributed on the equity interest. The equity interest pledge agreement remains in force for the duration of the other structure contracts. The parties to the equity pledge agreement are Shuhua Liu, Beijing ALW, Beijing Chuang Jia Lian Consulting Co., Ltd. and Hengshui Jingzhen. The equity pledge relating to our variable interest entity will be registered with the appropriate office of the Administration for Industry and Commerce in China.

Contracts that Enable Us to Receive Substantially All of the Economic Benefits from the Variable Interest Entity

Exclusive Technology Development, Consulting and Services Agreement. Beijing ALW has entered into an Exclusive Technology Development, Consulting and Services Agreement with Hengshui Jingzhen pursuant to which Beijing ALW provides exclusive technology development and consulting services to Hengshui Jingzhen. In exchange, Hengshui Jingzhen pays a service fee to Beijing ALW which typically amounts to what would be substantially all of Hengshui Jingzhen’s pre-tax profit (absent the service fee), resulting in a transfer of substantially all of the profits from Hengshui Jingzhen to the Beijing ALW.

The exclusive option agreement and the equity interest pledge agreement described above also entitle Beijing ALW to all dividends and other distributions declared by Hengshui Jingzhen.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSET

On January 20, 2021 (the “Closing Date”), Beijing ALW closed on the Reverse Merger described above with Hengshui Jingzhen. As a result, Beijing ALW gained control over Hengshui Jingzhen.

Hengshui Jingzhen is 100% beneficially owned by a citizen of the PRC, Shuhua Liu, who also serves as our Chief Executive Officer. The contractual arrangements between Hengshui Jingzhen and Beijing ALW enable us to exercise effective control over, and realize substantially all of the economic risks and benefits arising from the activities of Hengshui Jingzhen. As a result, we include the financial results of Hengshui Jingzhen in our consolidated financial statements in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, as if Hengshui Jingzhen were a wholly-owned subsidiary. However, the contractual arrangements may not be as effective in providing operational control as direct ownership. See “Risk Factors - Risk Related to Our VIE Structure.”

For accounting purposes, the Reverse Merger was treated as a reverse acquisition with Hengshui Jingzhen as the acquirer and Summit Network Inc. as the acquired party. When we refer in this report to business and financial information for periods prior to the consummation of the Reverse Merger, we are referring to the business and financial information of Hengshui Jingzhen unless the context suggests otherwise.

Without issuing any new shares in connection with the Reverse Merger, Shuhua Liu beneficially owns 70% of the Company’s outstanding shares of common stock before and following the closing. She also beneficially holds 100% of Hengshui Jingzhen’s outstanding equity interests.

FORM 10 DISCLOSURE

As disclosed elsewhere in this report, on January 20, 2021, we acquired Hengshui Jingzhen in the Reverse Merger. Item 2.01(f) of Form 8-K states that if we were a shell company immediately before the Reverse Merger as disclosed under Item 2.01 of this Current Report, then we must disclose the information that would be required if we were filing a general form for registration of securities on Form 10.

Accordingly, we are providing below the information that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the combined enterprises after our combination with Hengshui Jingzhen, except that information relating to periods prior to the date of the Reverse Merger only relates to Hengshui Jingzhen and its subsidiaries and consolidated entities unless otherwise specifically indicated.

BUSINESS

History of Summit Networks Inc.

We were incorporated on July 8, 2014 under the name “Summit Networks Inc.” under the laws of the state of Nevada. We originally specialized in the development and operation of a business engaged in the distribution of glass craft products produced in China.

On May 8, 2018, we acquired Real Capital Limited, a Hong Kong company (“Real Capital”), to seek opportunities in the food and beverage industry. On March 31, 2019, the Company entered into a Share Purchase Agreement (the “Real Capital SPA”) pursuant to which it sold its interests in Real Capital. The closing of the Real Capital SPA occurred on April 10, 2019.

On April 9, 2019, the Company entered into a Share Exchange Agreement (the “MoralArrival Share Exchange Agreement”) with MoralArrival Environmental and Blockchain Technology Services Limited, a British Virgin Islands company (“MoralArrival”), and the beneficial owner of MoralArrival, which was Shuhua Liu. The acquisition of MoralArrival was with a related party as Ms. Liu, who controls the shares of MoralArrival, also controls The Hass Group, Inc., the Company’s largest stockholder, and it was accounted for as acquisition of entity under common control. Under the terms of the MoralArrival Share Exchange Agreement, the Company agreed to exchange 3,000,000 shares of its common stock for all the outstanding shares of common stock of MoralArrival. MoralArrival had no business activity as of the date of acquisition. MoralArrival changed its name to Goodwill Motion Enterprises, Inc. (“Goodwill”) on May 4, 2020.

On July 17, 2019, the Company received FINRA approval to effect a 10-for-1 stock dividend to holders of its common stock as of June 1, 2019, the record date for the dividend. As a result, common stock figures, share capital, additional paid in capital, and earnings per share information have been retroactively adjusted to reflect the stock dividend.

On May 8, 2020, Sumnet (Canada) Inc. (“Sumnet (Canada)”) was incorporated in Canada. Sumnet (Canada) issued all its ordinary shares to the Company on May 8, 2020 so that Sumnet (Canada) became the wholly owned subsidiary of Company. On July 29, 2020, Smith Barney Enterprises Limited (“Smith Barney”) was incorporated in the British Virgin Islands. Smith Barney issued all its ordinary shares to the Company on July 29, 2020 so that Smith Barney became the wholly owned subsidiary of Company. On August 28, 2020, Green Energy (HK) Limited (“Green Energy”) was incorporated in Hong Kong. Green Energy issued all its ordinary shares to Smith Barney on August 28, 2020 so that Green Energy became the wholly owned subsidiary of Smith Barney. On September 27, 2020, Beijing Asian League Wins Technology Co., Ltd. (“Beijing ALW”) was incorporated in People’s Republic of China. Green Energy subscribed all capital stock of Beijing ALW on September 27, 2020 so that Beijing ALW became the wholly owned subsidiary of Green Energy.

On November 11, 2020, the Company entered into a Mutual Rescission Agreement (the “Goodwill Rescission Agreement”) with Goodwill and Shuhua Liu, the shareholder of Goodwill. Under the Goodwill Rescission Agreement, Shuhua Liu agreed to deliver to the Company 3,000,000 shares of its common stock that were issued to Shuhua Liu under the MoralArrival Share Exchange Agreement, which the Company agreed to cancel upon such delivery by Shuhua Liu. Under the terms of the Goodwill Rescission Agreement, the obligations of all parties to the MoralArrival Share Exchange Agreement shall be terminated and the transactions contemplated thereby unwound and voided as if the MoralArrival Share Exchange Agreement was never entered into and the transactions contemplated thereby never occurred.

From and after the Closing Date of the Reverse Merger described in Item 2.01, above, the Company’s primary operations will now consist of the operations of Hengshui Jingzhen.

Our Corporate Structure

The chart below presents our corporate structure and contractual arrangements that we have in place for our VIE:

Business Overview

Hengshui Jingzhen is an integrated waste services company serving customers in Hebei, China and the surrounding area since 2015. Hengshui Jingzhen provides services on hazardous waste collection, transfer, disposal and recycling. Our Company aims at providing technology solutions for environmental protection, especially on recycling and exploitation of industrial waste. We have advanced technology for efficiently disposing and utilizing hazardous waste. We operate through three lines of business: waste incineration, waste disposal and waste utilization.

We plan to start marketing the environmental technologies, equipment and products in 2021 across China, Japan, the Southeast Asia and the United States. The services and products that we plan to market include hazardous waste disposal, pollution treatment equipment and industrial waste products. We plan to market Hengshui Jingzhen by acquiring businesses in possession of the waste conversion technology, organizing conferences nationwide with potential enterprise client in need of waste disposal services, and partnering with local environmental protection organizations to expand our business’s outreach to hundreds of factories across China. However, our plan to operate in the waste industry may be adversely impacted by the outbreak of coronavirus, which was first reported to have surfaced in Wuhan, China, in December 2019, and is now continuing to spread throughout other parts of the world. Although China has made great efforts to contain the spread of the virus and had brought the outbreak under control, the economy, financial market and businesses in China have been suffering from the pandemic.

Our Products and Services

Hengshui Jingzhen is an integrated waste services company operating primarily in Hebei, China. With a team of experienced personnel and national-approved license, storage and disposal facilities, we incinerated 49,500 tons of hazardous waste and disposed 9,600 tons of acidic and alkaline wastes in the year of 2019. We have two warehouses with a storing capacity of 15,600 tons of solid waste and a daily processing capacity of 165 tons. We provide waste management services to customers primarily across the plastics and rubber, fine chemicals, steel manufacturing, healthcare and pharmaceutical, agriculture and petrochemical industries. We are also equipped with advanced pollution prevention facilities. We have three major plants: incineration plant, acidic and alkaline wastes disposal plant and hydrochloric acid waste comprehensive utilization plant. In the last two fiscal years, we generated revenue mostly from three business lines: (1) Our waste incineration business line constituted approximately 91.19% and approximately 97.16% of our total revenue for the fiscal years ended September 30, 2020 and 2019, respectively; (2) Our waste disposal business line constituted approximately 1.70% and approximately 0% of our total revenue for the fiscal years ended September 30, 2020 and 2019, respectively; (3) Our waste utilization business line constituted approximately 5.85% and approximately 1.97% of our total revenue for the fiscal years ended September 30, 2020 and 2019, respectively.

Waste Incineration

Our waste incineration business line focuses on using high temperature incineration treatment via a two-combustion room system, three-combustion room system and nine-stage exhaust treatment system to complete flue gas cooling, denitration, desulfurization and deacidification, adsorption of dioxins and dust removal. It utilizes an automatic, continuously monitoring online system. The system produces emissions lower than the national emission control standard.

Waste Disposal

Our second business line focuses on the disposal of acid and alkaline wastes. The acid and alkaline waste are initially treated by a neutralization method. They are then treated again by an integrated sewage treatment system, achieving zero emissions and fully meeting the re-use standard.

Waste Utilization

Our third business line focuses on utilization of hydrochloric acid waste. We innovatively transform the traditional economic model of “resources-products-hazardous waste” into a closed-loop model of “resources-products-hazardous waste-renewable resources” to promote resource recycling.

We have a number of pending utility patents, which are described in “Intellectual Property”.

Sales and Marketing

We market our services and products through three major methods:

Business Referral Networks

We engage in marketing our products and services through our business referral networks such as the local industry conference, trade fairs, and other local events, especially in Hebei province.

Our Sales and Marketing Team

As a growth business, most of our sales and marketing staff participate in our marketing efforts. Our team promotes our services and products directly at client’s plants and facilities.

Client Referrals

Our sales and marketing efforts also focus on business development through client referrals.

Customers

Customers

Our customers are mainly located in provinces of Hebei province. For the year ended September 30, 2020, the Company’s revenue from one of its industrial customers accounted for 12.1% of its total revenue. During the year ended September 30, 2019, the Company’s revenue from two of its industrial customers accounted for 12.4% and 11.5% of the Company’s total revenue, respectively.

Competition

We compete primarily with other two waste services company in Hebei province and other waste services companies in the PRC. Within Hebei province, we have two competitors who have larger disposal capacity in the waste industry. Nationally, we may face competition from dozens of competitors of varying sizes and geographic reach, who operate their businesses similar to our waste services.

We have distinguished ourselves from potential competitors due to a variety of factors. We strive to reduce our emissions to keep more environmentally friendly and our new and enhanced technologies may increase our strength in the competition. Our three-combustion room system can remove harmful particles from the incineration process. Our two spray towers can also reduce the sulfur dioxide in the incineration process to enable us to meet our customers’ demands.

Competitive Advantages

Competitive Advantages of Our Technology

Our advanced technology helps us in serving clients in a broad range of industries. We can provide waste management services of acids, caustics and heavy metals for fine chemicals industry; we can process dust and spent pot liners for steel manufacturing industry; we can process medical waste for healthcare and pharmaceutical industry and spent catalysts, refinery tank bottoms for petrochemical industries.

Competitive Advantage of Our Services

We have broad service capabilities. And we have a diversified business model which makes us have the ability to support customer needs in different industries. Our environmental services, including waste collection, recovery and arrangement for disposal services and recycling have a good reputation in the Hebei area.

Competitive Advantage of Our Production Capacity

We have strong waste handling infrastructure. We currently operate three processing plants, which are expected to process 49, 500 tons of waste per year.

Growth Strategy

We have begun to implement the growth strategies described below and expect to continue to do so over the several years following the Reverse Merger.

Experienced Management

We have an experienced senior management team. Our Chief Technology Officer, Kano Hiroshi, has 25 years of experience in the waste industry, including wastewater treatment of large chemical plants, the pure water and wastewater treatment of semiconductor plants, the electrical design and automation process design and program design of large-scale power plant flue gas desulfurization treatment projects.

Acquisition and Strategic Alliances

Our revenue model is based on acquisition or strategic alliances with established operations in new markets and acquiring advanced technology. We hope to direct acquisition efforts towards other Asian countries to develop advanced recycling technology and provide disposal services and waste collection services.

Invest in Marketing

We will continue to invest in our sales and marketing team to promote our services and products. We will invest resources toward our team to increase our sales. Similarly, we will continue to evaluate opportunities to maximize the efficiency of our sales and marketing team.

Equipment

Our property (as described in “Our Properties” below) and equipment consist of the workplace, plant buildings and production equipment. Property and equipment are stated at cost less accumulated depreciation and impairment. Property and equipment are depreciated at cost less impairment and residual value, if any, over the following estimated useful lives on a straight-line basis:

Category	Estimated useful life (years)
Workplace and plant buildings	20
Production equipment	3-10

Intellectual Property

We rely on our patents to protect our domestic business interests and ensure our competitive position in our industry.

Patents

The patents we hold are as follows:

No.	Copyright Name	Start Date	Expiry Date	Owner
1	Jetting gun device for SNCR deNOx systems	December 22, 2020	May 9, 2030	Hengshui Jingzhen

Trademark

The trademark we hold are as follows.

No.	Trademark	Owner
1		Hengshui Jingzhen Environmental

Employees

Department	Number of Employees	% of Total
Business Development Department	3	2.89%
Human Resource and Administration Department	17	16.35%
Financial Department	5	4.81%
Sales Department	6	5.77%
Production Department	3	2.89%
Environmental Protection Department	4	3.85%
Quality Management Department	5	4.81%
Inspection and Detection Department	11	10.58%
Waste Management Department	50	48.08%
Total	104	100%

As of January 2021, we employ a total of 104 full-time employees, among which 3 work in the Business Development Department, 17 work in the Human Resource and Administration Department, 5 work in Financial Department, 6 work in Sales Department, 3 work in Production Department, 4 work in Environmental Protection Department, 5 work in Qualify Management Department, 11 work in Inspection and Detection Department and 50 work in the Waste Management Department.

Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We believe that we maintain a good working relationship with our employees and we have not experienced any significant labor disputes. We are required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. As required by regulations in China, we participate in various employee social security plans organized by local governments. We pay social insurance for all the 104 full time employees, covering housing funds and all five types of social insurance, including pension, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance. All monthly payments were made on time.

Regulations

Waste Management service in China is subject to a number of laws and regulations. This section summarizes material PRC regulations relevant to our business and operations in China and the key provisions of such regulations.

Regulations Relating to Foreign Investment

Investment activities in the PRC by foreign investors are mainly governed by the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and is amended from time to time jointly by the Ministry of Commerce and the National Development and Reform Commission on June 28, 2017 and entered into force on July 28, 2017. The Catalog divides industries into four categories in terms of foreign investment, which are “encouraged,” “restricted,” and “prohibited,” and all industries that are not listed under one of these categories are deemed to be “permitted.” In June 2018, the Ministry of Commerce and the National Development and Reform Commission promulgated the Special Management Measures (2018 Version) for the Access of Foreign Investment, or the 2018 Negative List, which became effective and replaced the restrictive category attached to the Catalog in July 2018. In June 2019, the Ministry of Commerce and the National Development and Reform Commission promulgated National Development and Reform Commission promulgated the Special Management Measures (2019 Version) for the Access of Foreign Investment, or the 2019 Negative List, which became effective and replaced the 2018 Negative List in July 2019. In June 2019, the Ministry of Commerce and the National Development and Reform Commission also promulgated the Catalogue of Industries for Encouraging Foreign Investment (2019 Version), or the Encouraging Catalogue, which became effective and replaced the encouraged category attached to the Catalog in July 2019. In June 2020, the Ministry of Commerce and the National Development and Reform Commission promulgated National Development and Reform Commission promulgated the Special Management Measures (2020 Version) for the Access of Foreign Investment, or the 2020 Negative List, which became effective and replaced the 2019 Negative List in July 2020. Establishment of wholly foreign-owned enterprises is generally allowed in industries that are not in the 2020 Negative List. Some industries in the 2020 Negative List are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, foreign investment in projects under the 2020 Negative List is subject to government approvals. Foreign investors are not allowed to invest in certain industries listed in the 2020 Negative List. Industries not listed in the Negative List are generally open to foreign investment unless specifically restricted by other PRC regulations.

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which came into effect on January 1, 2020, and on December 26, 2019, the State Council promulgated the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020 and the existing foreign investment laws in China, namely, the PRC Equity Joint Venture Law, the PRC Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, or Existing FIE Laws, together with their implementation rules and ancillary regulations were replaced. According to the Foreign Investment Law and its implementation rules, foreign investment shall enjoy pre-entry national treatment, except for those foreign invested entities that operate in industries deemed to be either “restricted” or “prohibited” in the “negative list.” Foreign invested entities operating in foreign “restricted” or “prohibited” industries will require entry clearance and other approvals. However, it is unclear whether the “negative list” will differ from the Negative List. In addition, the Foreign Investment Law and its implementation rules does not comment on the concept of “de facto control” or contractual arrangements with VIEs, however, it has a catch-all provision under definition of “foreign investment” to include investments made by foreign investors in China through means stipulated by laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions to provide for contractual arrangements as a form of foreign investment. See “Risk Factors—Risks Relating to our Commercial Relationship with VIEs— Our contractual arrangement with VIEs may be affected by the Foreign Investment Law.”

On December 30, 2019, the Ministry of Commerce issued the Measures on Reporting of Foreign Investment Information, which became effective on January 1, 2020. Pursuant to these measures, the establishment and change of foreign-invested enterprises are subject to reporting procedures, instead of prior approval requirements, provided that such establishment or change does not involve special entry administration measures. If the establishment or change of foreign-invested enterprise matters involve the special entry administration measures, the approval of the Ministry of Commerce or its local counterparts is still required.

Regulations Relating to Waste Management Service

Regulations on Pollution Control

Our manufacturing facilities are subject to various pollution control regulations with respect to noise, water and air pollution and the disposal of waste and hazardous materials. We are also subject to periodic inspections by local environmental protection authorities.

The major environmental regulations applicable to us include:

●	the Environmental Protection Law of the PRC;

●	the Law of the PRC on the Prevention and Control of Water Pollution;

●	the Law of the PRC on the Prevention and Control of Atmospheric Pollution;

●	the Law of the PRC on the Prevention and Control of Environmental Pollution of Solid Waste; and

●	the Law of the PRC on the Prevention and Control of Environmental Noise Pollution.

Due to the fact that our main business involves processing of solid waste, we especially focus on the Law of the PRC on the Prevention and Control of Solid Waste Pollution, which was enacted in 1995 and latest amended in 2020.  Under this law, the PRC government authority encourages and supports scientific research, technological development and the dissemination of advanced prevention and control technologies and scientific knowledge in the prevention and control of environmental pollution of solid wastes.  The law provides that State gradually realizes zero import of solid wastes, which shall be organized and implemented by the competent department of ecology and environment under the State Council together with the competent departments of commerce, development and reform, and customs under the State Council.

In November 2020, the Ministry of Ecological Environment, the Ministry of Commerce, the National Development and Reform Commission and the General Administration of Customs jointly promulgated the Announcement on Issues Relating to the Comprehensive Ban on the Import of Solid Wastes with effect from January 1, 2021. Pursuant to the announcement, it is forbidden to import solid wastes in any methods or to dump, pile or disposal of solid wastes from abroad within the territory of China, the Ministry of Ecology and Environment will no longer accept and approve any application for the import license for solid wastes.

Regulations on Recycle of Renewable Resources

Administrative Measures for the Recycle of Renewable Resources was enacted in 2007, and amended in 2019, which regulates the operation of the renewable resource recycling industry.  According to this administrative measure, renewable resources recycling operators should apply for a business license from the local office of the state administration for market regulation and the record items of renewable resources recycling operators are integrated into the business license; if the operator is recycling scrap metal, regardless of whether it is recycles for production or non-production purposes, a renewable resources recycling operator is also required to register with the local public security authority.  Renewable resources recycling operators recycling scrap metal must register any changes in their registration with the local public security authority within 15 days after such changes take place.

Regulations Relating to Environment Protection

Pursuant to the Environmental Protection Law of the PRC promulgated by the National People’s Congress on December 26, 1989, amended on April 24, 2014 and effective on January 1, 2015, any entity which discharges or will discharge pollutants during the course of its operations or other activities must implement effective environmental protection safeguards and procedures to control and properly treat waste gas, waste water, waste residue, dust, malodorous gases, radioactive substances, noise vibrations, electromagnetic radiation and other hazards produced during such activities. The preparation of relevant development and utilization plans and the construction of the projects having impact on environment shall be subject to environmental impact assessment in accordance with the law. Furthermore, the enterprises and business operators on which the management system for the pollutants discharge permit and registration is implemented shall discharge pollutants according to their respective pollutants discharge permits or registrations and shall not discharge pollutants without obtaining a pollutants discharge permit or registration.

Environmental protection authorities impose various administrative penalties on persons or enterprises in violation of the Environmental Protection Law. Such penalties include warnings, fines, orders to rectify within the prescribed period, orders to cease construction, orders to restrict or suspend production, orders to make recovery, orders to disclose relevant information or make an announcement, imposition of administrative action against relevant responsible persons, and orders to shut down enterprises. Any person or entity that pollutes the environment resulting in damage could also be held liable under the Tort Law of the PRC. In addition, environmental organizations may also bring lawsuits against any entity that discharges pollutants detrimental to the public welfare. In addition, on May 28, 2020, National People’s Congress promulgated the Civil Code of PRC, which will take effective on January 1, 2021, to replace the PRC Inheritance Law, the PRC Adoption Law, the PRC Contract Law, the General Principles of the Civil Law of the PRC, the PRC Marriage Law, the PRC Guarantee Law, the PRC Property Law and the PRC Tort Liability Law. Seven parts are introduced in the Civil Code of the PRC, including General Part, Right in Rem, Contracts, Personality Rights, Marriage and Family, Inheritance, Tort Liability.

Pursuant to the Environmental Protection Law of the PRC, the Environmental Impact Assessment Law of the PRC, promulgated by the National People’s Congress on October 28, 2002 and amended on July 2, 2016 and December 29, 2018 respectively, the Administrative Regulations on the Environmental Protection of Construction Project promulgated by the State Council on November 29, 1998 and amended on July 16, 2017, and other applicable environmental laws and regulations, an enterprise with a project construction plan shall submit an environmental impact assessment report, stating the environmental impacts the project is likely to have, to the administrative authority of environmental protection for approval. Enterprises shall engage qualified institutions to issue the environmental impact assessment reports.

According to the Law of the PRC on the Prevention and Control of Water Pollution promulgated by the National People’s Congress on May 11, 1984 and last amended on June 27, 2017, and effective on January 1, 2018, the Law of the PRC on the Prevention and Control of Atmospheric Pollution promulgated by the National People’s Congress on September 5, 1987 and last amended on October 26, 2018, the Law of the PRC on the Prevention and Control of Environmental Noise Pollution promulgated by the National People’s Congress on October 29, 1996 and amended on December 29, 2018, and the Law of the PRC on the Prevention and Control of Environmental Pollution of Solid Waste, all the enterprises that may cause environmental pollution in the course of their business operation shall implement preventive and curative environmental protection measures in their plants and establish a reliable environmental protection system.

Regulations on Work Safety

Under relevant construction safety laws and regulations, including the Work Safety Law of the PRC which was promulgated by the National People’s Congress on June 29, 2002, amended on August 27, 2009, August 31, 2014, and effective as of December 1, 2014, production and operating business entities must establish objectives and measures for work safety and improve the working environment and conditions for workers in a planned and systematic way. A work safety protection scheme must also be set up to implement the work safety job responsibility system. In addition, production and operating business entities must arrange work safety training and provide their employees with protective equipment that meets the national standards or industrial standards.

The Law of the PRC on the Prevention and Control of Occupational Diseases, or the Occupational Diseases Prevention Law, promulgated by the National People’s Congress on October 27, 2001, became effective on May 1, 2002, and latest amended on December 29, 2018 is applicable to activities for the prevention and control of diseases contracted by the workers due to their exposure in the course of work to dust, radioactive substances and other toxic and harmful substances. Pursuant to the Occupational Diseases Prevention Law, the employer shall strictly abide by the national occupational health standards and implement the measures for occupational disease prevention and control in accordance with laws and regulations. Violation of the Occupational Diseases Prevention Law may result in the imposition of fines and penalties, the suspension of operation, an order to cease operation, and/or criminal liability in severe cases.

Regulations Relating to Land Use Right and Construction

Pursuant to the PRC Land Administration Law promulgated in June 1986 with the latest amendment in August 2019 (effective as of January 2020), the PRC Property Law promulgated in March 2007 (effective as of October 2007) and the Part of Right in Rem of the Civil Code of the PRC, any entity that needs land for construction must obtain land use right and must register with local counterparts of Ministry of Natural Resources. Land use right is established at the time of registration.

According to the Measures for the Planning Administration of Grant and Transfer of Right to Use Urban State-owned Land promulgated by the Ministry of Construction in December 1992 with the latest amendment in 2011, and the PRC Law on Urban and Rural Planning promulgated by the National People’s Congress in October 2007 and became effective in January 2008 with the latest amendment in April 2019, the Measures for Administration of Granting Permission for Commencement of Construction Works promulgated by the Ministry of Housing and Urban-Rural Development in June 2014 with the latest amendment in September 2018, and the Administrative Measures on the Filings of Inspection Upon Completion of Construction of Buildings and Municipal Infrastructure promulgated by the Ministry of Housing and Urban-Rural Development in October 2009, after obtaining land use right, the owner of land use right must obtain construction land planning permit, construction works planning permit from the relevant municipal planning authority, and a construction permit from relevant construction authority in order to commence construction. After a building is completed, an examination of completion by the relevant governmental authorities and experts must be organized.

Regulations Relating to Intellectual Property

Regulations on Trademarks

The Standing Committee of the National People’s Congress and the State Council have promulgated comprehensive laws and regulations to protect trademarks. The Trademark Law of the PRC (2019 revision) promulgated on August 23, 1982 and subsequently amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively. The last amendment was implemented on November 1, 2019. The Implementation Regulation of the Trademark Law (2014 revision) issued by the State Council on August 3, 2002 and amended on April 29, 2014 are the main regulations protecting registered trademarks. The Trademark Office of National Intellectual Property Administration administrates the registration of trademarks on a “first-to-file” basis, and grants a term of ten years to registered trademarks. According to the Trademark Law and the implementing regulations, a trademark which has been approved and registered by the trademark office is a registered trademark, including a trademark of goods, services, collective trademark and certification trademark. The trademark registrant shall enjoy the exclusive right to use the trademark and shall be protected by law. The trademark law also specifies the scope of registered trademarks, procedures for registration of trademarks and the rights and obligations of trademark owners.

Regulations on Patents

Pursuant to the Patent Law of the PRC, or the Patent Law, promulgated by the National People’s Congress on March 12, 1984, as amended on December 27, 2008, and effective from October 1, 2009, which was latest amended on October 17, 2020 and to be effective from June 1, 2021 and the Implementation Rules of the Patent Law of the PRC, promulgated by the State Council on June 15, 2001 and latest amended on January 9, 2010, there are three types of patent in the PRC: invention patent, utility model patent and design patent. The protection period is 20 years for invention patent, 10 years for utility model patent and 15 years for design patent, commencing from their respective application dates. Any individual or entity that utilizes a patent or conducts any other activity in infringement of a patent without prior authorization of the patentee shall pay compensation to the patentee and is subject to a fine imposed by relevant administrative authorities and, if constituting a crime, shall be held criminally liable in accordance with the law. In the event that a patent is owned by two or more co-owners without an agreement regarding the distribution of revenue generated from the exploitation of any co-owner of the patent, such revenue shall be distributed among all the co-owners.

Existing patents can become narrowed, invalid or unenforceable due to a variety of grounds, including lack of novelty, creativity, and deficiencies in patent application. In China, a patent must have novelty, creativity and practical applicability. Under the Patent Law, novelty means that before a patent application is filed, no identical invention or utility model has been publicly disclosed in any publication in China or overseas or has been publicly used or made known to the public by any other means, whether in or outside of China, nor has any other person filed with the patent authority an application that describes an identical invention or utility model and is recorded in patent application documents or patent documents published after the filing date. Creativity means that, compared with existing technology, an invention has prominent substantial features and represents notable progress, and a utility model has substantial features and represents any progress. Practical applicability means an invention or utility model can be manufactured or used and may produce positive results. Patents in China are filed with the National Intellectual Property Administration, or CNIPA. Normally, the CNIPA publishes an application for an invention patent within 18 months after the filing date, which may be shortened at the request of applicant. The applicant must apply to the CNIPA for a substantive examination within 3 years from the date of application.

Regulations on Copyright

The PRC Copyright Law, adopted in 1990 and revised in 2001, 2010, 2020 (to be effective from June 1, 2021) respectively, with its implementation rules adopted on August 2, 2002 and revised in 2011 and 2013, respectively, and the Regulations for the Protection of Computer Software as promulgated on December 20, 2001 and amended in 2011 and 2013 provide protection for copyright of computer software in the PRC. Under these rules and regulations, software owners, licensees and transferees may register their rights in software with the Copyright Protection Center of China to obtain software copyright registration certificates.

The amended Copyright law covers Internet activities, products disseminated over the Internet and software products, among the subjects entitled to copyright protection. Registration of copyright is voluntary, and it is administrated by the Copyright Protection Center of China. To further clarify some key Internet copyright issues, on December 17, 2012, the PRC Supreme People’s Court promulgated the Regulation on Several Issues Concerning Applicable Laws on Trial of Civil Disputes over the Infringement of Information Network Transmission Rights, or the 2013 Regulation. The 2013 Regulation took effect on January 1, 2013 and replaced the Interpretations on Some Issues Concerning Applicable Laws for Trial of Disputes over Internet Copyright that was initially adopted in 2000 and subsequently amended in 2004 and 2006. Under the 2013 Regulation, where an Internet information service provider works in cooperation with others to jointly provide works, performances, audio and video products of which the right holders have information network transmission right, such behavior will constitute joint infringement of third parties’ information network transmission right, and the PRC court shall order such Internet information service provider to assume joint liability for such infringement.

Regulations on Domain Name

The Ministry of Industry and Information Technology promulgated the Administrative Measures on Internet Domain Name on August 24, 2017 to protect domain names. According to these measures, domain name applicants are required to duly register their domain names with domain name registration service institutions. The applicants will become the holder of such domain names upon the completion of the registration procedure.

Regulations Relating to Employment

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may constitute criminal offences.

On December 28, 2012, the PRC Labor Contract Law was amended with effect on July 1, 2013 to impose more stringent requirements on labor dispatch. Under such law, dispatched workers are entitled to pay equal to that of full-time employees for equal work, but the number of dispatched workers that an employer hires may not exceed a certain percentage of its total number of employees as determined by the Ministry of Human Resources and Social Security. Additionally, dispatched workers are only permitted to engage in temporary, auxiliary or substitute work. According to the Interim Provisions on Labor Dispatch promulgated by the Ministry of Human Resources and Social Security on January 24, 2014, which became effective on March 1, 2014, the number of dispatched workers hired by an employer shall not exceed 10% of the total number of its employees (including both directly hired employees and dispatched workers). The Interim Provisions on Labor Dispatch require employers not in compliance with the PRC Labor Contract Law in this regard to reduce the number of its dispatched workers to below 10% of the total number of its employees prior to March 1, 2016.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. The enterprise may be ordered to pay the full amount within a deadline if it fails to make adequate contributions to various employee benefit plans and may be subject to fines and other administrative sanctions.

Regulations Relating to Foreign Exchange

Regulations on Foreign Currency Exchange

Under the PRC Foreign Currency Administration Rules promulgated on January 29, 1996 and last amended on August 5, 2008 and various regulations issued by the State Administration of Foreign Exchange and other relevant PRC government authorities, payment of current account items in foreign currencies, such as trade and service payments, payment of interest and dividends can be made without prior approval from the State Administration of Foreign Exchange by following the appropriate procedural requirements. By contrast, the conversion of RMB into foreign currencies and remittance of the converted foreign currency outside the PRC for the purpose of capital account items, such as direct equity investments, loans and repatriation of investment, requires prior approval from the State Administration of Foreign Exchange or its local office.

On February 13, 2015, the State Administration of Foreign Exchange promulgated the Circular on Simplifying and Improving the Foreign Currency Management Policy on Direct Investment, effective from June 1, 2015, which cancels the requirement for obtaining approvals of foreign exchange registration of foreign direct investment and overseas direct investment from the State Administration of Foreign Exchange. The application for the registration of foreign exchange for the purpose of foreign direct investment and overseas direct investment may be filed with qualified banks, which, under the supervision of the State Administration of Foreign Exchange, may review the application and process the registration.

The Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Capital of Foreign-invested Enterprise was promulgated on March 30, 2015 and became effective on June 1, 2015. According to this circular, a foreign-invested enterprise may, according to its actual business needs, settle with a bank the portion of the foreign exchange capital in its capital account for which the relevant foreign exchange bureau has confirmed monetary contribution rights and interests (or for which the bank has registered the account-crediting of monetary contribution). For the time being, foreign-invested enterprises are allowed to settle 100% of their foreign exchange capitals on a discretionary basis; a foreign-invested enterprise shall truthfully use its capital for its own operational purposes within the scope of business; where an ordinary foreign-invested enterprise makes domestic equity investment with the amount of foreign exchanges settled, the invested enterprise shall first go through domestic re-investment registration and open a corresponding Account for Foreign Exchange Settlement Pending Payment with the foreign exchange bureau (bank) at the place of registration. The Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts was promulgated and became effective on June 9, 2016. According to this Circular, enterprises registered in PRC may also convert their foreign debts from foreign currency into Renminbi on self-discretionary basis. This Circular provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on self—discretionary basis, which applies to all enterprises registered in the PRC. This Circular reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope and may not be used for investments in securities or other investment with the exception of bank financial products that can guarantee the principal within the PRC unless otherwise specifically provided. Besides, the converted Renminbi shall not be used to make loans for related enterprises unless it is within the business scope or to build or to purchase any real estate that is not for the enterprise own use with the exception for the real estate enterprise.

On January 26, 2017, the State Administration of Foreign Exchange promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, which stipulates several capital control measures with respect to the outbound remittance of profits from domestic entities to offshore entities, including (i) banks must check whether the transaction is genuine by reviewing board resolutions regarding profit distribution, original copies of tax filing records and audited financial statements, and (ii) domestic entities must retain income to account for previous years’ losses before remitting any profits. Moreover, pursuant to this Circular, domestic entities must explain in detail the sources of capital and how the capital will be used, and provide board resolutions, contracts and other proof as a part of the registration procedure for outbound investment.

In addition, the Outbound Investment Sensitive Industry Catalogue (2018) lists certain sensitive industries that are subject to National Development and Reform Commission pre-approval requirements prior to remitting investment funds offshore, which subjects us to increased approval requirements and restrictions with respect to our overseas investment activity. Since a significant amount of our PRC revenue is denominated in Renminbi, any existing and future restrictions on currency exchange or outbound capital flows may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC, make investments, service any debt we may incur outside of China or pay dividends in foreign currencies to our shareholders, including holders of our ordinary shares.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

The State Administration of Foreign Exchange issued the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or Circular 37, which became effective in July 2014, to replace the Circular of the State Administration of Foreign Exchange on Issues Concerning the Regulation of Foreign Exchange in Equity Finance and Roundtrip Investments by Domestic Residents through Offshore Special Purpose Vehicles, to regulate foreign exchange matters in relation to the use of special purpose vehicles by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Circular 37 defines a “special purpose vehicle” as an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate onshore or offshore assets or interests, while “round trip investment” is defined as direct investment in China by PRC residents or entities through special purpose vehicles, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. Circular 37 stipulates that, prior to making contributions into a special purpose vehicle, PRC residents or entities be required to complete foreign exchange registration with the State Administration of Foreign Exchange or its local branch. In addition, the State Administration of Foreign Exchange promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which amended Circular 37 and became effective on June 1, 2015, requiring PRC residents or entities to register with qualified banks rather than the State Administration of Foreign Exchange in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to special purpose vehicles but had not obtained registration as required before the implementation of the Circular 37 must register their ownership interests or control in the special purpose vehicles with qualified banks. An amendment to the registration is required if there is a material change with respect to the special purpose vehicle registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations. See “Risk Factors—Risks Related to Doing Business in China—PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary or limit our PRC subsidiary’s ability to increase their registered capital or distribute profits.”

Regulations on Dividend Distribution

Distribution of dividends of foreign investment enterprises are mainly governed by the PRC Company Law, as latest amended in 2018, which applies both PRC domestic companies and foreign-invested companies, the Foreign Investment Law and its implementing rules. Under these regulations, foreign investment enterprises in the PRC may distribute dividends only out of their accumulative profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, no less than 10% of the accumulated profits of the foreign investment enterprises in the PRC are required to be allocated to fund certain reserve funds each year unless these reserves have reached 50% of the registered capital of the enterprises. A PRC company is not permitted to distribute any profits until any losses from previous fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

Regulations Relating to Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State-Owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006 and was amended on June 22, 2009. These regulations, among other things, require that (i) PRC entities or individuals obtain approval from the Ministry of Commerce before they establish or control a special purpose vehicle overseas, provided that they intend to use the special purpose vehicle to acquire their equity interests in a PRC company at the consideration of newly issued share of the special purpose vehicle, or Share Swap, and list their equity interests in the PRC company overseas by listing the special purpose vehicle in an overseas market; (ii) the special purpose vehicle obtains approval from the Ministry of Commerce before it acquires the equity interests held by the PRC entities or PRC individual in the PRC company by Share Swap; and (iii) the special purpose vehicle obtains China Securities Regulatory Commission approval before it lists overseas. See “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering under a PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.”

Regulations Relating to Taxation

Dividend Withholding Tax

In March 2007, the National People’s Congress enacted the Enterprise Income Tax Law which became effective on January 1, 2008, which was amended on February 24, 2017 and December 29, 2018. According to Enterprise Income Tax Law, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement. Pursuant to an Arrangement Between the Mainland of China and the Hong Kong for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes (“Double Tax Avoidance Arrangement”), with its fifth protocol coming into effect on December 6, 2019, and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties (the “State Administration of Taxation Circular 81”) issued on February 20, 2009 by State Administration of Taxation, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment.

Furthermore, pursuant to the Announcement on Issues concerning “Beneficial Owners” in Tax Treaties issued on February 3, 2018 by the State Administration of Taxation, when determining the status of “beneficial owners,” a comprehensive analysis may be conducted through materials such as articles of association, financial statements, records of capital flows, minutes of board of directors, resolutions of board of directors, allocation of manpower and material resources, the relevant expenses, functions and risk assumption, loan contracts, royalty contracts or transfer contracts, patent registration certificates and copyright certificates, etc. However, even if an applicant has the status as a “beneficiary owner,” if the competent tax authority finds necessity to apply the principal purpose test clause in the tax treaties or the general anti-tax avoidance rules stipulated in domestic tax laws, the general anti-tax avoidance provisions shall apply.

Enterprise Income Tax

In December 2007, the State Council promulgated the Implementing Rules of the Enterprise Income Tax Law, which became effective on January 1, 2008 and amended on April 23, 2019. The Enterprise Income Tax Law and its relevant implementing rules (i) impose a uniform 25% enterprise income tax rate, which is applicable to both foreign-invested enterprises and domestic enterprises (ii) permits companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules and (iii) introduces new tax incentives, subject to various qualification criteria.

The Enterprise Income Tax Law also provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore be subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The implementing rules further define the term “de facto management body” as the management body that exercises substantial and overall management and control over the production and operations, personnel, accounts and properties of an enterprise. If an enterprise organized under the laws of jurisdiction outside China is considered a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, it would be subject to the PRC enterprise income tax at the rate of 25% on its worldwide income. Second, a 10% withholding tax would be imposed on dividends it pays to its non-PRC enterprise shareholders and with respect to gains derived by its non-PRC enterprise shareholders from transfer of its shares.

On October 17, 2017, the State Administration of Taxation issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, as amended on June 15, 2018, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises issued by the State Administration of Taxation on December 10, 2009, and partially replaced and supplemented rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the State Administration of Taxation on February 3, 2015. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a PRC establishment, the relevant gain is to be regarded as effectively connected with the PRC establishment and therefore included in its enterprise income tax filing, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a PRC establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within seven days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

Value-Added Tax

In November 2011, the Ministry of Finance and the State Administration of Taxation promulgated the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax. In March 2016, the Ministry of Finance and the State Administration of Taxation further promulgated the Notice on Fully Promoting the Pilot Plan for Replacing Business Tax by Value-Added Tax. Pursuant to this Pilot Plan and the relevant notice, value added tax at a rate of 6% is generally imposed, on a nationwide basis, on the revenue generated from the provision of service in lieu of business tax in the modern service industries. Value added tax of a rate of 6% applies to revenue derived from the provision of some modern services. Unlike business tax, a taxpayer is allowed to offset the qualified input value added tax paid on taxable purchases against the output value added tax chargeable on the modern services provided.

Further, on March 20, 2019, the Ministry of Finance, the State Administration of Taxation and the General Administration of Customs jointly issued the Announcement on Policies for Deepening the VAT Reform, or Announcement 39, to further reduce value-added tax rates. According to the Announcement 39, (i) for general VAT payers’ sales activities or imports that are subject to VAT at an existing applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9% respectively; (ii) for the agricultural products purchased by taxpayers to which an existing 10% deduction rate is applicable, the deduction rate is adjusted to 9%; (iii) for the agricultural products purchased by taxpayers for production or commissioned processing, which are subject to VAT at 13%, the input VAT will be calculated at a 10% deduction rate; (iv) for the exportation of goods or labor services that are subject to VAT at 16%, with the applicable export refund at the same rate, the export refund rate is adjusted to 13%; and (v) for the exportation of goods or cross-border taxable activities that are subject to VAT at 10%, with the export refund at the same rate, the export refund rate is adjusted to 9%. The Announcement 39 came into effect on April 1, 2019 and shall be prevail in case of any conflict with existing provisions.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this report, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Special Notes Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this report.

Risks Relating To Our Business

We may suffer reduced profits or losses as a result of intense competition.

Our business is highly competitive and requires substantial human and capital resources. Large international competitors and local niche companies serve each of the markets in which we compete. Accordingly, we must make constant efforts to remain competitive and convince potential clients of the quality and cost value of our service offerings. Competitors may also introduce new technology or services that we would have to match in order to remain competitive, which could result in significant development costs.

Over the course of performing certain contracts, we may also be requested by our public or private clients to modify the terms of these contracts, whether called for under the contract or not. These modifications may alter the services provided under the contract, related investments required or billing terms.

Finally, our contracts may not be renewed at the end of their term, which in the case of important contracts may oblige us to undertake a costly reorganization or restructuring of assets and operations covered by the contract when the contract does not provide for the transfer of the related assets and employees to the succeeding operator and/or adequate indemnification to cover our costs of termination.

Our future success depends on our ability to increase revenues from our waste management operations.

We believe that our future success depends on our ability to significantly increase revenue from waste disposal.  Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by growing companies, including:

●	Developing and enhancing processing methods;

●	Entering new markets in a cost effective manner;

●	Expanding on domestic marketing efforts to increase awareness of our services and capture market share;

●	Responding to competitive pressures;

●	Maintaining and developing relationships with customers and suppliers; and

●	Attracting and retaining qualified management, consultants and employees.

Changes in Chinese environmental, safety and occupational health laws and regulations and enforcement policies could subject us to additional liability and adversely affect our ability to continue certain operations.

Because Chinese environmental regulations continue to develop and evolve rapidly, we cannot predict the extent to which our operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations, or by the enactment of new environmental laws and regulations.  There are numerous Chinese provincial and local laws and regulations relating to the protection of the environment and the ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision.  Our business and operating results could be materially and adversely affected if we were required to increase expenditures to comply with any new environmental regulations affecting our operations.  We may, in the future, receive citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable regulations, including various transportation, environmental or land use laws and regulations.  Should we receive such citations or notices, we would generally seek to work with the authorities to resolve the issues raised by such citations or notices.  There can be no assurance, however, that we will always be successful in this regard, and the failure to resolve a significant issue could result in adverse consequences to us.  As a result, we could incur material liabilities resulting from the costs of complying with environmental laws, environmental permits or any claims concerning noncompliance, or liability from contamination.

We are also required to maintain safe production conditions and to protect the occupational health of our employees. While we have conducted periodic inspections of our operating facilities and carry out equipment maintenance on a regular basis to ensure that our operations are in compliance with applicable laws and regulations, we may experience any material accidents or worker injuries in the course of our manufacturing process in the future. In addition, our manufacturing process produces pollutants such as wastewater, noise, smoke and dust. The discharge of wastewater and other pollutants from our manufacturing operations into the environment may give rise to liabilities that may require us to incur costs to remedy such discharge. There might be situations that will give rise to material environmental liabilities.

We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist at our facilities or at third-party sites for which we are liable.  Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third-party sites may require us to make additional material expenditures, which would materially increase our operating costs and other expenses and adversely affect our profitability.

If environmental regulation enforcement is relaxed, the demand for our products may decrease.

The demand for our products is substantially dependent upon the public’s concern with, and the continuation and proliferation of, the laws and regulations governing the waste disposal industry.  A decrease in the level of public concern, the repeal or modification of these laws, or any signification relaxation of regulations relating to waste disposal and management would significantly reduce the demand for our products and could have a material adverse effect on our operations and financial condition.

We do not carry any business interruption or liability insurance.  As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection.  We do not currently maintain any business interruption insurance or any other comprehensive insurance policy.  As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business.  Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Our business is affected by competition and substantial technological change.

We currently face competition from many other waste management companies that provide waste disposal services at prices that are substantially lower than the prices we charge.  Many of these companies have substantially greater financial and other resources than us and, therefore, are able to spend more than us in areas such as technology development and marketing.  Competitors may provide services that render our services or proposed services uneconomical, which would have a material adverse effect on us.

Our business, results of operations and financial condition may be adversely affected by public health epidemics, including the coronavirus or COVID-19.

Our business, results of operations and financial condition may be adversely affected if a public health epidemic, including the coronavirus or COVID-19 interferes with the ability of us, our employees, workers, contractors, suppliers, customers and other business partners to perform our and their respective responsibilities and obligations relative to the conduct of our business. We maintain offices in Hengshui with employees and workers upon whom we rely to, among other things, identify sources of supply in China, conduct factory inspections, place orders for merchandise, and perform factory monitoring with respect to production, quality control and other requirements. A public health epidemic, including the coronavirus, poses the risk that we or our employees, workers, contractors, suppliers, customers and other business partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that may be requested or mandated by governmental authorities. We face similar risks if a public health epidemic, including the coronavirus, affects other geographic areas where our employees, workers, contractors, suppliers, customers and other business partners are located.

If we are not able to develop new service offerings and protect intellectual property, or if a competitor develops or obtains exclusive rights to a breakthrough technology, our financial results may suffer.

Our existing and proposed service offerings to customers may require that we invest in, develop or license, and protect new technologies. Research and development of new technologies and investment in emerging technologies often requires significant costs that may divert capital investment away from our traditional business operations. We may experience difficulties or delays in the research, development, production and/or marketing of new services or emerging technologies in which we have invested, which may negatively impact our operating results and prevent us from recouping or realizing a return on the investments required to bring new services to market. Further, protecting our intellectual property rights and combating unlicensed copying and use of intellectual property is difficult, and any inability to obtain or protect new technologies could impact our services to customers and development of new revenue sources. Our Company and others are increasingly focusing on new technologies that provide alternatives to traditional disposal. If a competitor develops or obtains exclusive rights to a “breakthrough technology” that provides a revolutionary change in traditional waste management, or if we have inferior intellectual property to our competitors, our financial results may suffer.

Our operations are subject to environmental, health and safety laws and regulations, as well as contractual obligations that may result in significant liabilities.

There is risk of incurring significant environmental liabilities in the use, treatment, storage, transfer and disposal of waste materials. We have made and will continue to make significant capital and other expenditures to comply with our environmental, health and safety obligations. We are continuously required to incur expenditures to ensure that the installations that we operate comply with applicable legal, regulatory and administrative requirements, including general precautionary or preventative measures, or to advise our clients so that they undertake the necessary actions for the compliance of their installations.

Each of our operations, moreover, may become subject to stricter general or specific laws and regulations, and correspondingly greater compliance expenditures, in the future. If we are unable to recover these expenditures through higher tariffs, this could adversely affect our operations and profitability. Moreover, the scope of application of environmental, health, safety and other laws and regulations is becoming increasingly broad. These laws and regulations govern, among other things, any discharge in a natural environment, the collection, transport, treatment and disposal of all types of waste, and the rehabilitation of old sites at the end of operations, as well as ongoing operations at new or old facilities.

In the ordinary course of our business, we have in the past, we are currently, and we may in the future, become involved in legal and administrative proceedings relating to land use and environmental laws and regulations. We generally seek to work with the authorities or other persons involved in these proceedings to resolve any issues raised. If we are not successful, the adverse outcome of one or more of these proceedings could result in, among other things, material increases in our costs or liabilities as well as material charges for asset impairments.

General economic conditions can directly and adversely affect our revenues and our income from operations margins.

Our business is directly affected by changes in national and general economic factors that are outside of our control, including consumer confidence, interest rates and access to capital markets. A weak economy generally results in decreased consumer spending and decreases in volumes of waste generated, which negatively impacts the ability to grow through new business or service upgrades, and may result in customer turnover and reduction in customers’ waste service needs. Consumer uncertainty and the loss of consumer confidence may also reduce the number and variety of services requested by customers. Additionally, a weak market for consumer goods can significantly decrease demand by paper mills for recycled corrugated cardboard used in packaging; such decrease in demand can negatively impact commodity prices and our operating income and cash flows.

Furthermore, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, unemployment, consumer confidence, asset values, capital market volatility and liquidity issues may create difficult operating conditions in the future. In addition, the PRC Government has from time to time adjusted our monetary, fiscal and other policies and measures to manage the rate of growth of the economy or control the overheating of the general economy or certain industries or markets. As a result, the general economy in the PRC, the world or in any particular industry in which we operate or which we serve may grow at a lower-than-expected rate or even experience a downturn. This in turn could materially and adversely affect our businesses, financial condition and results of operations.

Risk Related to Our VIE Structure

We operate through Hengshui Jingzhen, which is considered to be a VIE of our company. Any gains or losses of Hengshui Jingzhen directly impact our own financial condition.

We operate through Hengshui Jingzhen, which is considered to be a VIE of our company, through a series of contractual agreements, as a result of which, under United States generally accepted accounting principles, the assets and liabilities of Hengshui Jingzhen are treated as our assets and liabilities and the results of operations of Hengshui Jingzhen are treated in all respects as if they were the results of our operations. There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between Beijing ALW and Hengshui Jingzhen.

We rely in great part on the success of Hengshui Jingzhen. Our consolidated financial statements include the financial statements of our company, our subsidiaries and our consolidated VIE for which we are the primary beneficiary. Any losses or detriments that affect Hengshui Jingzhen, also directly affect our own financial condition.

Our contractual arrangements may not be as effective in providing control over Hengshui Jingzhen as direct ownership.

We rely on contractual arrangements with Hengshui Jingzhen to operate part of our businesses in China where foreign investment in certain businesses is restricted or prohibited. For a description of these contractual arrangements, see Item 1.01 Entry Into A Material Definitive Agreement. These contractual arrangements may not be as effective as direct ownership in providing us with control over Hengshui Jingzhen.

If we had direct ownership of Hengshui Jingzhen, we could exercise our rights as an equity holder directly to effect changes in the boards of directors of those entities, which could effect changes at the management and operational level. Under our contractual arrangements, we may not be able to directly change the members of the boards of directors of these entities and would have to rely on Hengshui Jingzhen to perform its obligations to exercise our control over it. For example, Hengshui Jingzhen and their respective equity holders could breach their contractual arrangements with us by, among other things, failing to conduct their operations, including maintaining our websites and using our domain names and trademarks which Hengshui Jingzhen has exclusive rights to use, in an acceptable manner or taking other actions that are detrimental to our interests. However, if any equity holder is uncooperative and any dispute relating to these contracts or the replacement of the equity holders remains unresolved, we will have to enforce our rights under the contractual arrangements through the operations of PRC law and arbitral or judicial agencies, which may be costly and time-consuming and will be subject to uncertainties in the PRC legal system. Consequently, the contractual arrangements may not be as effective in ensuring our control over the relevant portion of our business operations as direct ownership.

If the PRC government finds that the contractual arrangements in relation to Hengshui Jingzhen do not comply with PRC governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations changes in the future, we could be subject to penalties or be forced to relinquish our interests in those operations.

Foreign ownership of certain types of businesses is subject to restrictions under applicable PRC laws, rules and regulations. The contractual arrangements give us effective control over Hengshui Jingzhen and enable us to obtain substantially all the economic benefits arising from Hengshui Jingzhen as well as consolidate the financial results of Hengshui Jingzhen in our results of operations. Although the structure we have adopted is consistent with longstanding industry practice, and is commonly adopted by comparable companies in China, the PRC government may not agree that these arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future.

It is uncertain whether any new PRC laws, rules or regulations relating to VIE structures will be adopted or if adopted, what they would provide. If we or Hengshui Jingzhen are found to be in violation of any existing or future PRC laws, rules or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including revoking the business and operating licenses of Hengshui Jingzhen, requiring us to discontinue or restrict our operations, restricting our right to collect revenue, blocking one or more of our websites, requiring us to restructure our operations or taking other regulatory or enforcement actions against us. The imposition of any of these measures could result in a material adverse effect on our ability to conduct all or any portion of our business operations. In addition, it is unclear what impact the PRC government actions would have on us and on our ability to consolidate the financial results of Hengshui Jingzhen in our consolidated financial statements, if the PRC government authorities were to find our legal structure and contractual arrangements to be in violation of PRC laws, rules and regulations. If the imposition of any of these government actions causes us to lose our right to direct the activities of Hengshui Jingzhen or otherwise separate from any of these entities and if we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of Hengshui Jingzhen in our consolidated financial statements. Any of these events would have a material adverse effect on our business, financial condition and results of operations.

Any failure by Hengshui Jingzhen or its equity holders to perform its obligations under the contractual arrangements would have a material adverse effect on our business, financial condition and results of operations.

If Hengshui Jingzhen or their equity holders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. Although we have entered into option agreements in relation to each variable interest entity, which provide that we may exercise an option to acquire, or nominate a person to acquire, ownership of the equity in that entity or, in some cases, its assets, to the extent permitted by applicable PRC laws, rules and regulations, the exercise of these options is subject to the review and approval of the relevant PRC governmental authorities. We have also entered into equity pledge agreements with respect to each variable interest entity to secure certain obligations of such variable interest entity or its equity holders to us under the contractual arrangements. However, the enforcement of such agreements through arbitral or judicial agencies may be costly and time-consuming and will be subject to uncertainties in the PRC legal system. Moreover, our remedies under the equity pledge agreements are primarily intended to help us collect debts owed to us by Hengshui Jingzhen or its equity holders under the contractual arrangements and may not help us in acquiring the assets or equity of Hengshui Jingzhen.

In addition, although the terms of the contractual arrangements provide that they will be binding on the successors of Hengshui Jingzhen’s equity holders, as those successors are not a party to the agreements, it is uncertain whether the successors in case of the death, bankruptcy or divorce of an equity holder will be subject to or will be willing to honor the obligations of such variable interest entity equity holder under the contractual arrangements. If Hengshui Jingzhen or its equity holder (or its successor), as applicable, fails to transfer the shares of Hengshui Jingzhen according to the respective call option agreement or equity pledge agreement, we would need to enforce our rights under the call option agreement or equity pledge agreement, which may be costly and time-consuming and may not be successful.

The contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration or court proceedings in China. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. Moreover, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law, and as a result it may be difficult to predict how an arbitration panel or court would view such contractual arrangements. As a result, uncertainties in the PRC legal system could limit our ability to enforce the contractual arrangements. Under PRC law, if the losing parties fail to carry out the arbitration awards or court judgments within a prescribed time limit, the prevailing parties may only enforce the arbitration awards or court judgments in PRC courts, which would require additional expense and delay. If we cannot enforce the contractual arrangements, we may not be able to exert effective control over Hengshui Jingzhen, and our ability to conduct our business, as well as our financial condition and results of operations, may be materially and adversely affected.

The contractual arrangements with Hengshui Jingzhen may be subject to scrutiny by the PRC tax authorities. Any adjustment of related party transaction pricing could lead to additional taxes, and therefore substantially reduce our consolidated net income and the value of your investment.

The tax regime in China is rapidly evolving and there is significant uncertainty for taxpayers in China as PRC tax laws may be interpreted in significantly different ways. The PRC tax authorities may assert that we or our subsidiaries or Hengshui Jingzhen or its equity holders owe and/or are required to pay additional taxes on previous or future revenue or income. Under applicable PRC laws, rules and regulations, arrangements and transactions among related parties, such as the contractual arrangements with Hengshui Jingzhen, may be subject to audit or challenge by the PRC tax authorities. If the PRC tax authorities determine that any contractual arrangements were not entered into on an arm’s length basis and therefore constitute a favorable transfer pricing, the PRC tax liabilities of the relevant subsidiaries and/or Hengshui Jingzhen and/or its equity holders could be increased, which could increase our overall tax liabilities. In addition, the PRC tax authorities may impose late payment interest. Our net income may be materially reduced if our tax liabilities increase.

Risk Related to Doing Business in China

Changes in the economic and political policies of the PRC government could have a material and adverse effect on our business and operations.

The economic, political and social conditions in the PRC, as well as government policies, laws and regulations, could affect our business, financial condition and results of operations. A majority of our business operations are in the PRC and especially our production operations. Accordingly, our results of operations and prospects are, to a significant degree, subject to economic, political and legal developments in the PRC. The economy of the PRC differs from the economies of developed countries in many aspects, including the level of development, growth rate and degree of government control over foreign exchange and allocation of resources. While China’s economy has experienced significant growth in the past 30 years, the growth has been uneven across different regions and periods and among various economic sectors in China. We cannot assure you that China’s economy will continue to grow, or that if there is growth, such growth will be steady and uniform, or that if there is a slowdown, such slowdown will not have a negative effect on its business and results of operations.

The Chinese Government continues to play a significant role in regulating industrial development. It also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policies and providing preferential treatments to particular industries or companies. All of these factors could affect the economic conditions in the PRC. Accordingly, our results of operations, financial condition and prospects are significantly dependent on economic and political developments in China. Certain measures adopted by the PRC government may restrict loans to certain industries, such as changes in the statutory deposit reserve ratio and lending guidelines for commercial banks by the People’s Bank of China. These current and future government actions could materially affect our liquidity, access to capital, and ability to operate our business.

The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The global economy may continue to deteriorate in the future and continue to have an adverse impact on the PRC’s economy. Since 2012, growth of the Chinese economy has slowed down. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy but may also have a negative effect on us. Our financial condition and results of operation could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, any stimulus measures designed to boost the Chinese economy, may contribute to higher inflation, which could adversely affect our results of operations and financial condition.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to VIEs. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations, and rules are not always uniform, and enforcement of these laws, regulations, and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, most of our executive officers and directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

Most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may not be possible to effect service of process within the United States or elsewhere outside the PRC upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, uncertainty exists as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in the PRC against us or such persons predicated upon the securities laws of the United States or any state thereof. So, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over the waste management industry. Our ability to operate in China may be harmed by changes in waste disposal-related laws and regulations and these laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. While we believe that our operations in China are in material compliance with all applicable legal and regulatory requirements, new laws and regulations may be promulgated that will regulate internet activities, including online retail. If these new laws and regulations are promulgated, additional licenses may be required for our operations. If our operations do not comply with these new regulations at the time they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties.

Future inflation in China may inhibit our ability to conduct business in China.

According to the National Bureau of Statistics of China, the annual average percent changes in the consumer price index in China for 2017, 2018 and 2019 were 1.6%, 2.1%, and 2.8%, respectively. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China. For example, certain operating costs and expenses, such as employee compensation and office operating expenses may increase as a result of higher inflation. Additionally, because a substantial portion of our assets consists of cash and cash equivalents, high inflation could significantly reduce the value and purchasing power of these assets.

Restrictions on currency exchange may limit our ability to receive and use our sales effectively.

We believe most of our revenues that we generate in the future will be settled in RMB, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that FIEs may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our ordinary shares will be indirectly affected by the foreign exchange rate between the U.S. dollar and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars, as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Restrictions under PRC law on our PRC subsidiaries’ ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.

Substantially all of our sales are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent companies. PRC legal restrictions permit payments of dividends by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. We may be required to make up the contributions for these plans as well as pay late fees and fines if we fail to meet the requirements of the plans. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Under the Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

On March 16, 2007, the National People’s Congress of China passed the EIT Law, and on November 28, 2007, the State Council of China passed its implementing rules, which took effect on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

We may be deemed to be a resident enterprise by Chinese tax authorities. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as interest on financing proceeds and non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Second, although under the EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties, and make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents, or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, we can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to the Market for our Common Stock

Our common stock is quoted on the OTC market, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is currently eligible to be quoted on the OTC market under the symbol “SNTW.” The OTC market is a significantly more limited market than the New York Stock Exchange or NASDAQ. The quotation of our shares on the OTC market may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

Our largest stockholder holds a significant percentage of our outstanding voting securities and may be able to control our management and affairs.

Hass Group, Inc., our largest stockholder, is the beneficial owner of approximately 70% of our outstanding voting securities. As a result, it possesses significant influence, and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Its ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover, or other business combination, or discourage a potential acquirer from making a tender offer.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, is expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

As a public company, the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC require us to implement various corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these public company obligations requires us to devote significant time and resources and places significant additional demands on our finance and accounting staff and on our financial accounting and information systems. We plan to hire additional accounting and financial staff with appropriate public company reporting experience and technical accounting knowledge. Other expenses associated with being a public company include increased auditing, accounting and legal fees and expenses, investor relations expenses, increased directors’ fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses.

We are required under the Sarbanes-Oxley Act of 2002 to document and test the effectiveness of our internal control over financial reporting. In addition, we are required under the Exchange Act to maintain disclosure controls and procedures and internal control over financial reporting. Any failure to maintain effective controls or implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in the reliability of our financial statements. This could result in a decrease in the value of our common stock. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including SOX and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Provisions in our charter documents and under Nevada law could discourage a takeover that stockholders may consider favorable.

Provisions in our articles of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our board of directors has the right to determine the authorized number of directors and to elect directors to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from being able to control the size of or fill vacancies on our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis (“MD&A”) contains “forward-looking statements”, which represent our projections, estimates, expectations or beliefs concerning, among other things, financial items that are related to management’s future plans or objectives or to our future economic and financial performance. In some cases, you can identify these statements by terminologies such as “may”, “should”, “plan”, “believe”, “will”, “anticipate”, “estimate”, “expect” “project”, or “intend”, including their opposites or similar phrases or expressions. You should be aware of that these statements are projections or estimates as to future events, and are subject to a number of factors that may tend to influence the accuracy of the statements. These forward-looking statements should not be regarded as a representation by the Company or any other persons that the events or plans of the Company will be achieved. You should not unduly rely on these forward-looking statements, which speak only as of the date of this MD&A. Except as may be required under applicable securities laws, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this MD&A or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe under “Risk Factors” in this report. Actual results may differ materially from any forward looking statement.

Overview

Hengshui Jingzhen (the “Target Company” or the “Target”) was formed under the laws of the People’s Republic of China (the “PRC”) on July 31, 2015. Hengshui Jingzhen is a provider of integrated services on hazardous waste collection, transfer, recycling and disposal, operating primarily in Hebei Province and its surrounding area in China. The Target Company aims at providing technology solutions for environmental protection, especially on recycling and exploitation of industrial wastes. Hengshui Jingzhen possesses advanced technology on efficiently disposing and utilizing hazardous waste.

As a result of the consummation of the Reverse Merger on January 20, 2021, the Target became an entity controlled by the Company through a series VIE agreements, and the business of the Target became the business of the Company. We are now, through the Target, engaged in providing an integrated service on hazardous waste management to our industrial, commercial, and municipal customers.

Results of Operations for the Year Ended September 30, 2020 as compared to the Year Ended September 30, 2019:

The following table summarizes the Target Company’s results of operations for the years ended September 30, 2020 and 2019:

	Years Ended
	September 30,		$	%
	2020	2019	Change	Change
Revenue	$9,454,431	$9,023,947	$430,484	4.8%
Cost of Revenue	4,214,046	4,564,959	(350,913)	(7.7)%
Gross Profit	5,240,385	4,458,988	781,397	17.5%
Selling Expense	867,351	825,781	41,570	5.0%
General and Administrative Expenses	1,405,610	1,201,718	203,892	17.0%
Operating Income	2,967,424	2,431,489	535,935	22.0%
Other Income	34,671	221,338	(186,667)	(84.3)%
Interest Income	5,494	5,457	37	0.7%
Income Tax Provision (Benefit)	246,993	(95,813)	342,806	(357.8)%
Net Income	2,760,596	2,754,097	6,499	0.2%
Comprehensive Income	$3,416,718	$2,281,448	$1,135,270	49.8%

Revenue

Hengshui Jingzhen generated revenue primarily from its waste incineration, disposal, utilization, and transportation services.

The following table reflects the Target’s revenue by service lines for the years ended September 30, 2020 and 2019:

	2020		2019
	Amount	% of Revenues	Amount	% of Revenues
Waste Incineration	$8,621,764	91.2%	$8,767,725	97.2%
Waste disposal	160,382	1.7%	-	-%
Waste utilization	552,747	5.8%	177,933	2.0%
Transportation and other revenue	119,538	1.3%	78,289	0.9%
Total revenue	$9,454,431	100%	$9,023,947	100%

The total revenue increased by $430,484, or 4.8%, from $9,023,947 for the year ended September 30, 2019 to $9,454,431 for the year ended September 30, 2020.  The revenue in RMB, in fact, increased by 6.8%, however, 2.0% of the increase was offset by fewer USD converted from RMB, due to RMB depreciation occurred in the year ended September 30, 2020, compared with the same period in 2019. The overall increase in the total revenue, on a company-wide basis, was primarily attributed to $374,814 increase in revenue from waste utilization, $160,382 increase in revenue from waste disposal, and $41,249 increase in revenue from transportation and other services. The Target has developed new customers, started its waste disposal service line, and expanded its waste utilization service line during the year ended September 30, 2020.

The revenues generated from waste incineration service represented 91.2% and 97.2% of the total revenues for the years ended September 30, 2020 and 2019, respectively. The revenue from the waste incineration service decreased by $145,961 in USD, or 1.7%, from $8,767,725 for the year ended September 30, 2019 to $8,621,764 for the year ended September 30, 2020. The revenue in RMB for the year ended September 30, 2020 was, in fact, increased by 0.2% as compared to the year ended September 30, 2019, but the 0.2% of the increase was offset by fewer USD converted from RMB, due to 1.9% of RMB depreciation occurred in the year ended September 30, 2020, compared with the same period in 2019.

The revenues generated from the waste disposal service represented 1.7% and Nil% of the total revenues for the years ended September 30, 2020 and 2019, respectively. The revenue from waste disposal service increased by $160,382 for the year ended September 30, 2020 from Nil for the year ended September 30, 2019. The Target has adopted an advanced technology in efficiently disposing hazardous waste and started its waste disposal service during the year ended September 30, 2020.

The revenues generated from the waste utilization service represented 5.8% and 2.0% of the total revenues for the years ended September 30, 2020 and 2019, respectively. The revenue from the waste utilization service increased by $374,814, or 210.6%, from $177,933 for the year ended September 30, 2019 to $552,747 for the year ended September 30, 2020. The revenue increase in the year ended September 30, 2020 was primarily attributable to expansion of its waste utilization service line.

The revenue generated from the transportation and others represented 1.3% and 0.9% of the total revenues for the years ended September 30, 2020 and 2019, respectively. In April 2019, the Target acquired Hengshui Zhuoyuan Freight Co., Ltd. (“Hengshui Zhuoyuan”), a company providing waste transferring service. Revenue from transportation was derived from the waste transferring services provided by Hengshui Zhuoyuan. The revenue from Hengshui Zhuoyuan were $102,014 and $73,063 for the years ended September 30, 2020 and 2019, respectively. The revenue from others were $17,524 and $5,226 for the years ended September 30, 2020 and 2019, respectively. The Target later decided to focus on its core service lines and disposed Hengshui Zhuoyuan in July 2020.

Cost of Revenue

The following table sets forth information regarding the Target Company’s cost of revenues by service lines for the years ended September 30, 2020 and 2019:

	Cost of Revenues
	For the Years Ended September 30,
	2020		2019
	Amount	% of Cost of Revenue	Amount	% of Cost of Revenue
Waste Incineration	$3,964,359	94.1%	$4,397,122	96.3%
Waste disposal	15,650	0.4%	-	-%
Waste utilization	137,616	3.3%	52,413	1.1%
Transportation and others	96,421	2.3%	115,424	2.5%
Total cost of revenue	4,214,046	100%	4,564,959	100%

The cost of revenue decreased by $350,913, or 7.7%, from $4,564,959 for the year ended September 30, 2019 to $4,214,046 for the year ended September 30, 2020.  The cost of revenues, as a percentage of revenues, decreased to 44.6% for year ended September 30, 2020 from 50.6% for the year ended September 30, 2019.  The decrease of the cost in the percentage of revenue was primarily due to the lower raw material cost and adoption of more efficient processes.

Gross Margin

The following table sets forth information regarding the Target Company’s gross margin by service lines for the years ended September 30, 2020 and 2019:

	2020		2019
	Amount	%	Amount	%
Waste Incineration	$4,657,405	54.0%	$4,370,603	49.8%
Waste disposal	144,732	90.2%	-	-%
Waste utilization	415,131	75.1%	125,520	70.5%
Transportation and others	23,117	19.3%	(37,135)	(47.4)%
Gross Margin	5,240,385	55.4%	4,458,988	49.4%

The gross margin increased by 781,397, or 17.5%, from $4,458,988 for the year ended September 30, 2019 to $5,240,385 for the year ended September 30, 2020. The higher gross margin was attributable to larger margin from the waste incineration, disposal and utilization service lines, primarily the utilization and incineration, in the year ended September 30, 2020, compared to the year ended September 30, 2019.  Ultimately, the margin increase was primarily due to higher revenue, lower raw material cost, and adoption of more cost-efficient processes.

Operating Expenses

Hengshui Jingzhen’s selling expenses consist primarily of sales commissions, freight charges and related compensation, advertising, and promotion expenses. The selling expenses were $867,351 for the year ended September 30, 2020, representing 9.2% of the total revenue for the year, no change from 9.2% for the prior year. The selling expenses for the year ended September 30, 2020 increased by $41,570 or 5.0%, as compared to the prior year. The increase in selling expenses was primarily due to the increase in shipping cost and sales commission, as a result of increased revenue.

General and administrative expenses primarily consist of salaries and benefits, professional fees, depreciation and amortization expenses, office expenses, bad debt reserve, and other miscellaneous expenses. General and administrative expenses for the year ended September 30, 2020 were $1,405,610, representing 14.9% of the total revenue for the year, which increased from 13.3% of the total revenue for the year ended September 30, 2019. Compared to the prior year, general and administrative expenses for the year ended September 30, 2020 increased by $203,892 or 17.0%. The increase in general and administrative expenses was primarily attributed to $152,856 increase in bad debt reserve and $46,737.5 increase in depreciation and amortization expenses for the year ended September 30, 2020.

Other Income

Other income was the net of non-operating incomes and expenses. Other income for the years ended September 30, 2020 and 2019 were $34,671 and 221,338, respectively. Compared to the prior year, the other income decreased by $186,667 or 84.3% in the year ended September 30, 2020. The larger amount of other income for the prior year was primarily contributed to $291,146 partnership fee received from an environmental protection organization.

Interest Income (Expense)

Interest income earned on our short-term deposits of excess operating cash, net of interest expense, were $5,494 and $5,457 for the years ended September 30, 2020 and 2019, respectively.

Income Taxes

For the year ended September 30, 2020 and 2019, the Target recorded income tax provision of $246,993 and income tax benefit of $95,813, respectively. Under the current Chinese EIT Law, companies designated as Resources Comprehensive Utilization Enterprises are entitled to a three-year EIT exemption beginning on the date when they first generated operation revenue, and the reduced national EIT rate of 12.5% for the next three years following the expiration of the exemption. The Target has been certified as a Resources Comprehensive Utilization Enterprise and has taken the income tax exemption since the calendar year of 2017. Prior to January 1, 2020, the Target was exempted from EIT tax. Since January 1, 2020, the Target has been subjected to the 12.5% EIT tax rate and recorded $246,993 tax provision, net of $333,813 current tax expense and $86,820 deferred tax benefit, for the fiscal year ended September 30, 2020.

Net Income

As a result of the above factors, the Target had net income of $2,760,596 for the year ended September 30, 2020, as compared to net income of $2,754,097 for the comparable period ended September 30, 2019, representing an increase of net income of approximately $6,499 or 0.2%.

Comprehensive Income

The Target had $656,122 in foreign currency translation gain during the year ended September 30, 2020, as compared to $472,649 in foreign currency translation loss during the year ended September 30, 2019, reflecting a change of $1,128,771. Such increase in foreign currency translation gain was primarily caused by the currency exchange rate fluctuation.

Liquidity and Capital Resources

The following summarizes the key components of the Target Company’s cash flows for the years ended September 30, 2020 and 2019:

	For the Years Ended September 30,
	2020	2019	Change in $	Change in %
Net cash provided by operating activities	$3,439,731	$3,240,920	$198,811	6.1%
Net cash used in investing activities	$(1,062,379)	$(1,290,332)	$227,953	(17.7)%
Net cash used in financing activities	$(549,866)	$(593,054)	$43,188	(7.3)%
Effect of exchange rate change on cash and cash equivalents	$(39,227)	$(22,787)	$(16,440)	72.1%
Net increase in cash and cash equivalents	$1,788,259	$1,334,747	$453,512	34.0%

Cash Flows Provided by Operating Activities

Net cash provided by operating activities was $3,439,731 for the fiscal year ended September 30, 2020, compared to that of $3,240,920 for the year ended September 30, 2019. The increase of $198,811 or 6.1% of net cash provided by operating activities was primarily due to the increase in deferred revenue and tax payable, and the decrease in prepaid VAT and advances to suppliers, partially offset by the increase in accounts receivable.

Cash Flows Used in Investing Activities

Net cash used in investing activities amounted to $1,062,379 for the year ended September 30, 2020, compared to that of $1,290,332 for the year ended September 30, 2019, representing a decrease of $227,953 or 17.7%. The decrease in net cash used in investing activities was mainly attributable to the proceeds received from disposal of two subsidiaries and reduced investment in fixed assets, partially offset by the new acquisition of intangible assets during the year ended September 30, 2020.

Cash Flows Used in Financing Activities

Net cash used in financing activities amounted to $549,866 for the year ended September 30, 2020, compared to that of $593,054 for the year ended September 30, 2019, representing a decrease of $ 43,188, or 7.3%. The decrease in net cash used in financing activities was mainly attributable to the decrease in advances to related parties.

Net increase in cash and cash equivalents was $1,788,259 for the year ended September 30, 2020, compared to net increase in cash and cash equivalents of $1,334,747 for the year ended September 30, 2019.

OUR PROPERTIES

Our principal executive offices are located at Changning Road North, Economic and Technological Development Zone, Hengshui, Hebei, China 053000.

Our VIE, Hengshui Jingzhen’s property consist of workplace and plant buildings. Hengshui Jingzhen’s operations are currently being conducted out of the premises at North Side of Changning Road, Economic Development Zone, Hengshui City, Heibei, PRC. Hengshui Jingzhen consider its current principal office space arrangement adequate and will reassess our needs based upon the future growth of the company. As of December 31, 2020, our real property consisted of the following:

Ownership	Address	Space (square meters)	Start Date	End Date	* Purpose
Hengshui Jingzhen	North Side of Changning Road, Economic Development Zone, Hengshui City, Heibei, PRC	50898.42	June 22, 2018	November 2, 2054	Office, workplace, plants, warehouses, pumping station, etc.
Hengshui Jingzhen	South Side of Jiheng Road, East Side of Yingbin Roda, Hengshui City, Heibei, PRC	12675.49	June 18, 2020	June 17, 2070	Relocation and utilization of waste hydrochloric acid
Hengshui Jingzhen	South Side of Changning Road, Hengshui City, Heibei, PRC	22240.00	June 22, 2018	November 2, 2054	N/A

*	Purpose of the real property is listed as below:

6080 square-meter of the real property located at North Side of Changning Road, Economic Development Zone, Hengshui City, Heibei, PRC is used for incineration plant.

4386 square-meter of the real property located at North Side of Changning Road, Economic Development Zone, Hengshui City, Heibei, PRC is used for raw material warehouse #1; and 5805 square-meter of the same location is used as raw material warehouse #2.

597 square-meter of the real property located at North Side of Changning Road, Economic Development Zone, Hengshui City, Heibei, PRC is used for pump and electricity room.

862.3 square-meter of the real property located at North Side of Changning Road, Economic Development Zone, Hengshui City, Heibei, PRC is used for comprehensive office building.

793.32 cubic meter of the real property located at North Side of Changning Road, Economic Development Zone, Hengshui City, Heibei, PRC is used for waste acid and alkali plant and waste hydrochloric acid plant.

814.93 cubic meter of the real property located at North Side of Changning Road, Economic Development Zone, Hengshui City, Heibei, PRC is used for affiliated building.

1900.5 square-meter of the real property located at North Side of Changning Road, Economic Development Zone, Hengshui City, Heibei, PRC is used for old production plant.

6108 square-meter of the real property located at North Side of Changning Road, Economic Development Zone, Hengshui City, Heibei, PRC is used for two steel-brick warehouses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, regarding the beneficial ownership of our common stock as of the date of this Current Report by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) by each director and executive officer of our company and (iii) by all executive officers and directors of our company as a group. Each of the persons named in the table has sole voting and investment power with respect to common stock beneficially owned. The registered address of each person listed below except Kano Hiroshi is S101-5289 Cambie Street, Vancouver,BC. V5Z 0J5 Canada.

	Amount of		Percentage
	Beneficially		of Shares
Name and Address	Ownership(1)		Owned(2)
Directors and Officers
Shuhua Liu	42,753,504		70.03%
Chao Long Huang	2,681,397	(3)	4.39%
Kano Hiroshi*	200,000	(4)	0.33%
Jun Du*	0		0%
All directors and executive officers as a group (four persons)	45,634,901		74.75%
5% Stockholders
Hass Group, Inc.	42,753,504	(5)	70.03%
Super Dragon Shipping & Trading Limited	4,328,496	(6)	7.09%

*	The individual will serve as an officer on February 1, 2021.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common stocks. All shares represent only common stocks held by shareholders as no options are issued or outstanding.
(2)	Calculation based on 61,049,990 common stocks issued and outstanding as of the date of this Current Report.
(3)	Chao Long Huang, our chief financial officer and director, has voting and dispositive power of the 1,009,665 common stocks beneficially held by Zenox Enterprises Inc., a British Columbia company. The registered address of Zenox Enterprises Inc. is S101-5289 Cambie Street, Vancouver,BC. V5Z 0J5 Canada.
(4)	The registered address of Kano Hiroshi is Room 1906, 1-3-7, Katsushika-ku, Tokyo, JA 125-005.
(5)	Juli Enterprises Inc., a company organized under the laws of British Virgin Islands, owns 100% of the shares of the Hass Group, Inc. Shuhua Liu, a citizen of the PRC, servers as the sole director of Juli Enterprises Inc. As such, both Juli Enterprises Inc. and Shuhua Liu may be deemed to be the beneficial owners of all shares of common stock held by the Hass Group, Inc.
(6)	Super Dragon Shipping & Trading Limited is 100% beneficially owned by a citizen of the PRC, Chiu Kin Wong, who is the brother of our chief financial officer and director, Chao Long Huang. Chiu Kin Wong and Chao Long Huang do not share the same household. Chiu Kin Wong servers as the chief executive officer of Super Dragon Shipping & Trading Limited.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding directors and officers:

Name	Age	Positions
Shuhua Liu	49	Chairwoman of the Board, Chief Executive Officer
Chao Long Huang	68	Chief Financial Officer and Director
Jun Du	42	Chief Operation Officer
Kano Hiroshi	61	Chief Technology Officer

Shuhua Liu, age 49, has served as a Director of the Company since June 2019. She has also been serving as the President of Hebei Jingxin Group, a construction company in China, since 2015. Prior to that, Ms. Liu served as the Executive Deputy General Manager of Hebei Jingxin Group from 2010 to 2015. Ms. Liu received her Bachelor of Arts degree from National Open University in 2016, China and MBA degree from Business School Netherlands of Tsinghua University of Beijing in 2017.

Chao Long (Charlene) Huang, age 68, has served as Chief Financial Officer of the Company since May 2019. Ms. Huang has also been serving as Chief Executive Officer of Zenox Enterprises Ltd., a trading company based in Canada, since 2005. From 1993 to 2016, Ms. Huang served as Chief Executive Officer for various companies, including Shanghai Wellson Welding Materials Import & Export Co. Ltd., Shanghai Flying Dragon Mineral Products Co. Ltd. and Shanghai Starlink Forwarding Co. Ltd. Ms. Huang received an associate degree from China Anhui Huangshan Forestry College in 1975 and a Bachelor of Arts degree from China Nanjing Teacher-training University in 1991.

Jun Du, age 42, will serve as our Chief Operation Officer starting from February 1, 2021. Mr. Du has served as a senior sales operation manager at Nilfisk Cleaning Equipment (Shanghai) Co. since January 2020. Prior to such time, he served as a senior product & marketing manager in APAC area for the same company from September 2015 to December 2019. He holds a Bachelor of Science degree in Business Management from University of East Anglia in Norwich, England. He also holds a Master of Science degree in Information Technology from the Lancaster Management School at Lancaster University. We believe Mr. Du’s extensive experience qualifies him to serve as our Chief Operation Officer.

Kano Hiroshi, age 61, will serve as our Chief Technology Officer starting from February 1, 2021. Mr. Hiroshi has been working in Fuji Electric Group for 25 years. He serves as the Chairman of the business planning department of the Industrial Electric Automation System Division at Fuji Electric Group. During his time at Fuji Electric Group, he has been responsible for the wastewater treatment of large chemical plants, the pure water and wastewater treatment of semiconductor plants, the electrical design and automation process design and program design of large-scale power plant flue gas desulfurization treatment projects. Mr. Hiroshi is a member of the Japan Electrical Instrument Association. He obtained his bachelor’s degree in Electrical Automation from Shanghai Jiaotong University. He also holds a Master of electrical engineering degree from Keio University in 1995.

DIRECTOR AND EXECUTIVE COMPENSATION

Our employment agreements with our directors and officers will be effective as of February 1, 2021. We have never paid any compensation to any of our executive officers and directors. Our current officers have agreed to work with no remuneration until such time as we commence business operations and receive sufficient revenues necessary to provide management salaries. During fiscal years 2019 and 2020, none of our officers and directors received compensation in their capacity as officers and directors. There are no annuity, pension or retirement benefits proposed to be paid to the officer or director or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by our company.

Employment Agreements

Our employment agreements with our officers generally provide for employment for a specific term and payments of annual salary. The agreements may be terminated by either party as permitted by law. We have entered into employment agreements on January 20, 2021 with Shuhua Liu, our Chief Executive Officer and Chairwoman of the Board; Chao Long Huang, our Chief Financial Officer, Director, Secretary, and Treasurer; Jun Du, our Chief Operating Officer and Kano Hiroshi, our Chief Technology Officer.

Shuhua Liu

We entered into an employment agreement with our Chief Executive Officer and Chairwoman of the Board, Shuhua Liu, with a term between February 1, 2021 and February 1, 2023. Ms. Liu’s annual compensation is USD $50,000.

Chao Long Huang

We entered into an employment agreement with our Chief Financial Officer, Director, Secretary, and Treasurer, Chao Long Huang, with a term between February 1, 2021 and February 1, 2023. Ms. Huang’s annual compensation is USD $50,000.

Jun Du

We entered into an employment agreement with our Chief Operating Officer, Jun Du, with a term between February 1, 2021 and February 1, 2024. Mr. Du’s annual compensation is USD $50,000.

Kano Hiroshi

We entered into an employment agreement with our Chief Technology Officer, Kano Hiroshi, with a term between February 1, 2021 and February 1, 2023. Mr. Hiroshi’s annual compensation is USD $50,000.

Executive Compensation — Fiscal Years 2019 and 2020

 During fiscal years 2019 and 2020, none of our officers received compensation in their capacity as officers.

Director Compensation — Fiscal Years 2019 and 2020

During fiscal years 2019 and 2020, no members of our Board of Directors received compensation in their capacity as directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

On April 9, 2019, the Company entered into MoralArrival Share Exchange Agreement with MoralArrival, a British Virgin Islands company. The sole shareholder of MoralArrival was Shuhua Liu. The acquisition of MoralArrival was with a related party, as Ms. Liu controls The Hass Group, Inc., the Company’s largest stockholder and it was accounted for as acquisition of entity under common control. Under the terms of that MoralArival Share Exchange Agreement, the Company agreed to exchange 3,000,000 shares of its common stock for all the outstanding shares of common stock of MoralArrival. As a result of this transaction, MoralArrival has become a wholly-owned subsidiary of the Company. The Company issued 3,000,000 shares of common stock to Ms. Liu in January 2020.

On June 15, 2020, the Company entered into loan agreements with Shuhua Liu and Chiu Kin Wong for an aggregate of $400,000 with no interest. Shuhua Liu agreed to lend $280,000 to the Company and Chiu Kin Wong agreed to lend $120,000, both for the Company’s working capital in connection with going public, merger and acquisition. The Company agrees to repay the loan balance after its first financing activity. Shuhua Liu is the Chief Executive Officer and Director of the Company. Chiu Kin Wong is a shareholder of the Company. The largest amount of principal outstanding during the fiscal year ended July 31, 2020 is $400,000. The amount of principal outstanding as of November 13, 2020 is $400,000. No principal or interest has been paid by the Company during the fiscal year ended July 31, 2020. During the year period ended July 31, 2020, the company has borrowed amount of $465,965 from its shareholders to pay certain expenses.

On November 11, 2020, the Company entered into a Mutual Rescission Agreement (the “Goodwill Rescission Agreement”) with Goodwill and Shuhua Liu, the shareholder of Goodwill. Under the Goodwill Rescission Agreement, Shuhua Liu agreed to deliver to the Company 3,000,000 shares of its common stock that were issued to Liu under the MoralArrival Share Exchange Agreement, which the Company agreed to cancel upon such delivery by Shuhua Liu. Under the terms of the Goodwill Rescission Agreement, the obligations of all parties to the MoralArrival Share Exchange Agreement shall be terminated and the transactions contemplated thereby unwound and voided as if the MoralArrival Share Exchange Agreement was never entered into and the transactions contemplated thereby never occurred.

Our Board of Directors is responsible to approve all related party transactions. We have not adopted written policies and procedures specifically for related person transactions.

LEGAL PROCEEDINGS

Hualuan Litigation

On August 12, 2020, the Company filed a civil complaint asserting a breach of contract action against North China Pharmaceutical Group Hualuan Co., Ltd. with the Luancheng District People’s Court in the city of Shijiazhuang, Hebei province. The Company sought a total amount of $48,314.51 (RMB 315,986.58) including payment of $33,727.41 (RMB 220,584) and interest of $14,587.26 (RMB 95,403.58) regarding a waste disposal and industrial service contract signed on December 6, 2017. In the civil complaint, the Company is seeking recovery of monetary damages, attorneys’ fees and costs. The case was officially accepted by the Court on August 24, 2020.

On September 29, 2020, a pretrial settlement was conducted between the two parties by the Court. A settlement was reached, and the settlement agreement was field with the Court on the same day. The Defendant agreed to pay the outstanding $33,727.41 (RMB 220,584) to the Company before October 9, 2020. The Defendant agreed to use its assets as collateral to pay the settlement fee and to submit a list of assets no less than the total settlement fee to the Court in two days. The litigation expense and property preservation fee were paid by the Defendant. As of the date of this current report, no payment was made by North China Pharmaceutical Group.

Yuefeng Jiang Litigation

On June 19, 2019, Yuefeng Jiang, as the shareholder who holds 25% shares of the Company filed a civil complaint asserting stock transfer dispute against Jianwei Zhang, the other shareholder of the Company who holds 75% shares in Yixing People’s Court in Jiangsu. The plaintiff also sued Baofa Zhang for joint and several liability.

On November 19, 2018, the plaintiff signed a stock transfer agreement to transfer all his shares of the Company to Jianwei Zhang with three installments. However, the Defendant only made the first installment and the other two installments which was more than 20% of the total contract price were due. In the civil complaint, the plaintiff is seeking recovery of a total amount of $7.2 million (RMB 47,250,000) as the unpaid contract price and penalty of 0.1% daily together with attorney’s fees and costs.

On July 25, 2019, a settlement was reached between the plaintiff and the two Defendants. The Defendants agreed to pay the plaintiff a total settlement amount of $7.2 million (RMB 47,250,000). Of the $7.2 million settlement amount, it is expected that $2.3 million (RMB 15,140,000) will be paid by cash and the remaining $4.9 million (RMB 32,100,000) will be funded with the title transfer of a shop building of Hengshui Jingxin Real Estate Development Company Limited located at Building 1 and 2, Longyuan Mingjun, No. 98 Fuyang 1st Road, Taochegn District, Hengshui City, PRC. Within 90 days of the settlement agreement, the shop building shall be transferred to the plaintiff. Within 30 days of the real property transfer, the plaintiff shall transfer his shares of the Company to Jianwei Zhang. Baofa Zhang agreed to guarantee Jianwei Zhang’s payment to the plaintiff for a 2-year period. The plaintiff waived all attorneys’ fees, litigation expense and monetary damages. The settlement agreement was field with the Court on the same day. As of today, the Defendant has made all payments to the plaintiff and all dispute was settled thereof.

MARKET PRICE AND DIVIDENDS ON OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our common stock is currently eligible to be quoted on the OTC market under the symbol “SNTW.” However, our common stock has not been traded on the OTC market except on a limited and sporadic basis and there is no assurance that a regular public trading market will ever develop. OTC market securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC market securities transactions are conducted through a telephone and computer network connecting dealers. OTC market issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Approximate Number of Holders of Our Common Stock

As of January 20, 2021, there were 61,049,990 shares of the Company’s common stock, par value $0.001 per share, issued and outstanding and there were approximately 46 holders of record of our common stock. This number excludes the shares of our common stock owned by stockholders holding stock under nominee security position listings.

Dividend Policy

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.	Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance.

RECENT SALES OF UNREGISTERED SECURITIES

On July 23, 2014 the Company issued a total of 4,000,000 shares of common stock to a director for cash in the amount of $0.001 per share for a total of $4,000.

On January 29, 2015 the Company issued a total of 1,000,000 shares of common stock to 30 independent investors for cash in the amount of $0.04 per share for a total of $40,000.

On November 28, 2017 the Company issued 250,000 shares of its common stock pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. The offering was not a public offering as defined in Section 4(2) due to the limited number of persons that received the shares and the manner of the offering. In addition, the Purchaser represented that it had the necessary investment intent as required by Section 4(2) and agreed to and received share certificates bearing a legend that stated that the securities were restricted pursuant to Rule 144 of the Securities Act. The shares were issued in exchange for a payment of $7,500.00 in cash.

On March 15, 2018 the Company issued 399,000 shares of its common stock and warrants (the “Units”) pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933. The offering was not a public offering as defined in Section 4(2) due to the limited number of persons that received the shares and the manner of the offering. In addition, the Purchasers represented that they had the necessary investment intent as required by Section 4(2) and agreed to and received share certificates bearing a legend that stated that the securities were restricted pursuant to Rule 144 of the Securities Act. These Units were issued to two shareholders for a total consideration of $12,000.00. These Units were sold on a private placement basis and the Company paid no commission in connection with such sales.

On April 11, 2019 the Company issued 3,000,000 shares of its common stock. The shares were issued pursuant to an exemption from registration provided Regulation S and by Section 4(2) of the Securities Act of 1933.  The offering was not a public offering as defined in Section 4(2) due to the limited number of persons that received the shares and the manner of the offering.  In addition, the Purchaser represented that it resided outside the United States and had the necessary investment intent as required by Regulation S and Section 4(2) and agree to receive share certificates bearing a legend that stated that the securities were restricted pursuant to Rule 144 of the Securities Act and Regulation S. All sales were made outside of the United States.

On November 11, 2020, the 3,000,000 shares of common stock issued to Shuhua Liu were cancelled.

DESCRIPTION OF SECURITIES

We are authorized to issue two classes of stock, common stock and preferred stock. The total number of shares of common stock that the Company shall have authority to issue is Five Hundred Million (500,000,000), par value $0.001 per share. The total number of shares of Preferred Stock the Company shall have authority to issue is Ten Million (10,000,000), par value $0.001 per share.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that elections for directors shall be by a plurality of votes. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, and other regulatory restrictions. See “Risks Related to Doing Business in China” ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our business.”

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors after taking into account various factors, including:

●	general business conditions;

●	industry practice;

●	our financial condition and performance;

●	our future prospects;

●	our cash needs and capital investment plans;

●	our obligations to holders of any preferred stock we may issue;

●	income tax consequences; and

●	the restrictions Delaware and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of our common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Preferred Stock

The Company is authorized to issue Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share. Our Company, by resolution of its Board of Directors, may divide and issue the Preferred Stock in series. Preferred Stock of each series when issued shall be designated to distinguish them from the shares of all other series, including the preferences and relative and other rights, and the qualifications, limitations or restrictions.

Except as may otherwise be required by law, the shares of Preferred Stock shall not have any preferences or relative, participating, optional or special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation’s Articles of Incorporation.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide that we will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any threatened, pending or completed by action or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was our director or officer or a director or officer of another entity at our request against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorney’s fees and disbursements) that he or she incurs in connection with such action or proceeding.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

In connection with the consummation of the Reverse Merger, as of immediately prior to the Effective Date, the following individuals were appointed to the officers of the Company set forth opposite their names:

●	Jun Du, Chief Operation Officer; and

●	Kano Hiroshi, Chief Technology Officer.

Biographical information for the executive officers and a description of the Company’s executive compensation program can be found in the sections entitled “Directors and Executive Officers” and “Executive Compensation,” respectively, which are incorporated in this Item 5.02 by reference.

On January 20, 2021, the Company entered into employment agreements with (1) Ms. Liu (the “Employment Agreement”) with respect to her continued service as Chief Executive Officer and Chairwoman of the Board of the Company; (2) Ms. Huang with respect to her continued service as Chief Financial Officer, Treasurer, Secretary and Director of the Company; (3) Mr. Du with respect to his service as Chief Operation Officer of the Company; and (4) Mr. Hiroshi with respect to his service as Chief Technology officer of the Company, effective as of February 1, 2021, following the Reverse Merger. A summary of the material terms of the Employment Agreement can be found in Exhibit 10.7.

ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

Change in Fiscal Year

As described in Items 1.01 and 2.01, the Company acquired Hengshui Jingzhen in a Reverse Merger on January 20, 2021. Hengshui Jingzhen is treated as the acquirer for financial accounting purposes. On January 20, 2021, therefore, our board of directors approved a change in our fiscal year end from July 31st to September 30th, the fiscal year end of Hengshui Jingzhen, effective immediately.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

Prior to the Reverse Merger, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act). As a result of the Reverse Merger, we have ceased to be a “shell company”. The information contained in this Report, together with the information contained in our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, and our subsequent Quarterly Reports on Form 10-Q and Current Report on Form 8-K, as filed with the SEC, will constitute the current “Form 10 information” necessary to satisfy the conditions contained in Rule 144(i)(2) under the Securities Act of 1933, as amended, or the Securities Act.

ITEM 8.01. OTHER EVENTS.

Adoption of Code of Ethics

On January 20, 2021, our Board of Directors approved and adopted a code of ethics (the “Code of Ethics”). The Code of Ethics is applicable to all directors, officers and employees of the Company, including the Company’s principal executive officer and principal financial officer. The Code of Ethics addresses such individuals’ conduct with respect to, among other things, conflicts of interests; compliance with applicable laws, rules and regulations; rules to promote full, fair, accurate, timely and understandable disclosure; use of Company assets and corporate opportunities; confidentiality; fair dealing; and reporting and enforcement.

The foregoing description of the Code of Ethics set forth above is a summary only, and is qualified in all respects by the provisions of the Code of Ethics, a copy of which is attached hereto as Exhibit 14.1 and is incorporated by reference herein.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of businesses acquired.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Hengshui Jingzhen Environmental Technology Company Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Hengshui Jingzhen Environmental Technology Co., Ltd. and subsidiaries ("the Company") as of September 30, 2020 and 2019, and the related consolidated statements of comprehensive income, changes in shareholders' equity and cash flows for each of the years in the two-year period ended September 30, 2020 and related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Prager Metis CPAs, LLC

We have served as the Company's auditor since 2020.

Hackensack, New Jersey

January 26, 2021

HENGSHUI JINGZHEN ENVIRONMENTAL TECHNOLOGY COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	SEPTEMBER 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,539,966	$1,751,707
Notes receivable	185,486	270,045
Accounts receivable	5,739,488	1,946,041
Prepaid VAT	515,594	1,152,476
Advances to supplier	126,293	237,758
Amounts due from related parties	1,738,452	1,129,527
Other receivable and current assets	99,880	124,030
Total current assets	11,945,159	6,611,584

Property, plant, and equipment, net	10,700,471	10,598,256
Intangible assets, net	3,890,160	3,311,399
Deferred tax assets	220,299	126,168
Goodwill	-	219,953
TOTAL ASSETS	$26,756,089	$20,867,360

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,460,851	$2,287,179
Deferred revenue	4,066,748	1,905,910
Amounts due to related parties	-	37,892
Tax payable	241,484	-
Dividends payable	1,908,929	-
Other payable and current liabilities	176,378	134,357
Total current liabilities	8,854,390	4,365,338

Shareholders’ equity:
Paid in capital	13,497,240	13,497,240
Retained earnings	4,687,754	3,790,189
Accumulated other comprehensive income (loss)	(283,295)	(939,417)
Total shareholders’ equity attributable to the Company	17,901,699	16,348,012
Noncontrolling interests	-	154,010
Total shareholders' equity	17,901,699	16,502,022
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,756,089	$20,867,360

The accompanying Notes are an integral part of the Financial Statements.

HENGSHUI JINGZHEN ENVIRONMENTAL TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	YEARS ENDED
	SEPTEMBER 30,
	2020	2019

Revenues	$9,454,431	$9,023,947
Cost of revenues	4,214,046	4,564,959
Gross profit	5,240,385	4,458,988
Selling expenses	867,351	825,781
General and administrative expenses	1,405,610	1,201,718
Income from operations	2,967,424	2,431,489
Other income, net	34,671	221,338
Interest income	5,494	5,457
Income before income tax provision (benefit)	3,007,589	2,658,284
Income tax provision (benefit)	246,993	(95,813)
NET INCOME	2,760,596	2,754,097
Net income (loss) attributable to noncontrolling interests	6,339	(3,279)
Net income attributable to the Company	2,754,257	2,757,376
OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	656,122	(472,649)
COMPREHENSIVE INCOME	$3,416,718	$2,281,448

The accompanying Notes are an integral part of the Financial Statements.

HENGSHUI JINGZHEN ENVIRONMENTAL TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

			Other	Non
	Paid-in	Retained	Comprehensive	controlling
	Capital	Earnings	Income (Loss)	Interests	Total Equity
Balance - September 30, 2018	$13,497,240	$1,032,813	$(475,170)	$-	$14,054,883
Acquisition of subsidiaries				165,691	165,691
Net income		2,757,376		(3,279)	2,754,097
Foreign currency translation adjustment			(464,247)	(8,402)	(472,649)
Balance - September 30, 2019	13,497,240	3,790,189	(939,417)	154,010	16,502,022
Disposal of subsidiaries				(160,349)	(160,349)
Dividends declared		(1,856,692)			(1,856,692)
Net income		2,754,257		6,339	2,760,596
Foreign currency translation adjustment			656,122		656,122
Balance - September 30, 2020	$13,497,240	$4,687,754	$(283,295)	$-	$17,901,699

The accompanying Notes are an integral part of the Financial Statements.

HENGSHUI JINGZHEN ENVIRONMENTAL TECHNOLOGY COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	YEARS ENDED
	SEPTEMBER 30,
	2020	2019
Cash Flows From Operating Activities:
Net income	$2,760,596	$2,754,097
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of subsidiaries	2,834	-
Bad debt	641,557	488,701
Depreciation and amortization	1,091,088	1,056,938
Deferred taxes	(86,820)	(95,813)
Changes in operating assets and liabilities:
Accounts receivable	(4,280,454)	(410,485)
Notes receivable	92,381	69,354
Advances to supplier	106,577	(119,495)
Prepaid VAT	662,710	41,426
Other receivable and current assets	23,231	(57,564)
Accounts payable	83,113	525,570
Deferred revenue	2,031,599	(729,200)
Tax payable	237,070	(4,817)
Other payable and current liabilities	74,249	(277,792)
Net cash provided by operating activities	3,439,731	3,240,920

Cash Flows From Investing Activities:
Proceeds from disposal of subsidiaries	209,949	-
Cash paid for acquisition of subsidiaries	-	(126,649)
Acquisition of fixed assets	(738,578)	(1,163,683)
Acquisition of intangible assets	(533,750)	-
Net cash used in investing activities	(1,062,379)	(1,290,332)

Cash Flows From Financing Activities:
Advances to related parties	(549,866)	(583,919)
Repayments of amounts due to related parties	-	(67,364)
Capital contribution from non-controlling shareholders	-	58,229
Net cash used in financing activities	(549,866)	(593,054)

Effect of exchange rate changes on cash and cash equivalents	(39,227)	(22,787)
Net increase in cash and cash equivalents	1,788,259	1,334,747
Cash and cash equivalents at beginning of year	1,751,707	416,960
Cash and cash equivalents at end of year	$3,539,966	$1,751,707
	-	-
Supplemental disclosures of cash flow information:
Cash paid during the periods for:
Interest	$-	$-
Income taxes	$98,564	$-
Noncash Financing and Investment Activities:
Dividends declared	$1,856,692	$-

The accompanying Notes are an integral part of the Financial Statements.

HENGSHUI JINGZHEN ENVIRONMENTAL TECHNOLOGY COMPANY LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SEPTEMBER 30, 2020 AND 2019

NOTE 1. NATURE OF BUSINESS

Hengshui Jingzhen Environmental Technology Company Limited (the “Company” or “Hengshui Jingzhen”) was formed under the laws of the People’s Republic of China (the “PRC”) on July 31, 2015. Hengshui Jingzhen provides integrated hazardous waste management services, including collecting, transferring, disposing, and recycling of hazardous waste, primarily in Hebei, China. The Company aims at providing technology solutions for environmental protection, especially on recycling and exploitation of industrial waste, and possesses an advanced technology in efficiently disposing and utilizing hazardous waste.

On July 25, 2020, the Company, Shenzhen Biological Technology Company Ltd. (“Shenzhen Biological Technology”), an unrelated party, and Guanghui Wei, a shareholder of the Company, formed Hengshui Bicheng Environmental Technology Company Limited (“Hengshui Bicheng”) under the laws of PRC. In accordance with Hengshui Bicheng’s Articles of Organization, the Company owns 59.1% of the equity interest in Hengshui Bicheng, and Shenzhen Biological Technology and Guanghui Wei own 39.4% and 1.5%, respectively, of the equity interest in Hengshui Bicheng. The Company possesses control over Hengshui Bicheng as a majority shareholder of Hengshui Bicheng, and Shenzhen Biological Technology and Guanghui Wei are the minority shareholders of Hengshui Bicheng. As a result, Hengshui Bicheng became the Company’s subsidiary and Hengshui Bicheng’s financials are consolidated by the Company. Hengshui Bicheng aims at providing sewage treatment related services in the PRC. As of September 30, 2020, Hengshui Bicheng has not commenced any of its service operations.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Consolidation

The audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and include the accounts of Hengshui Jingzhen and its subsidiaries. All intercompany balances and transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amount of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made. However, actual results could differ materially from those results.

Cash and cash equivalents

The Company considers all cash on hand and in banks, certificates of deposit with banks and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents. There is no insurance securing these deposits in China. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

Accounts receivable

Accounts receivable are recognized and carried at the original invoice amounts less an allowance for any uncollectible amount. The Company determines whether an allowance for doubtful accounts is required by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations. In these cases, we use assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected. These specific allowances are re-evaluated and adjusted as additional information is received. The amounts calculated are analyzed to determine the total amount of the allowance. We may also record a general allowance as necessary.

As of September 30, 2020 and 2019, we recorded $1,152,564 and $474,641 allowances for doubtful accounts, respectively.

Notes receivable

Notes receivable consists bank acceptance notes provided by customers. These notes were issued or endorsed by the Company’s customers to repay their balance due to the Company. These notes were guaranteed by the banks. Notes receivables are non-interest-bearing and are generally on terms of 3 to 12 months. The Company has the right to submit request for payment to the bank earlier than the scheduled maturity date, but will incur an interest charge and a processing fee when it submits the early payment request.

Advances to suppliers

The Company makes advances to certain vendors for purchase of material or equipment. The advances to suppliers are non-interest-bearing and unsecured.

Property, plant, and equipment

Property, plant, and equipment are recorded at cost less accumulated depreciation and any impairment. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its present working condition and location for its intended use. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset. All ordinary repair and maintenance costs are expensed as incurred. Gains or losses on disposals are reflected as gain or loss in the year of disposal.

Construction in progress consists of construction expenditure, equipment procurement, relevant miscellaneous expenditures, and is recorded at costs.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Estimated Useful Life
Buildings	20 years
Machinery and equipment	3 - 10 years
Office equipment	3 - 10 years
Vehicles	4 years

Intangible Asset

The Company’s intangible asset consists of land use rights. All land in the PRC is owned by the government and cannot be sold to any individual or company. However, the government may grant a "land use right" for occupying, developing and using land. The Company records land use rights obtained as intangible assets at cost, which is amortized using the straight-line method over the grant period of 50 years.

Impairment of Long-lived Assets

We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

Value added tax (“VAT”)

All China-based enterprises are subject to a VAT imposed by the PRC government on their domestic product sales and services.  The output VAT is charged to customers who purchase goods from the Company and the input VAT is paid when the Company purchases goods from its vendors. Input VAT rates are 13% for the purchasing activities conducted by the Company. Output VAT rates are 6% for the labor services and 13% for the services other than labor services. The input VAT can be offset against the output VAT.  The VAT payable will be presented on the balance sheets when input VAT is less than the output VAT.  Recoverable balance, prepaid VAT, will be presented on the balance sheets when input VAT is larger than the output VAT.

Revenue Recognition

The Company recognizes revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers. To determine the revenue to be recognized, the Company applies the following five-step model:

●	identify arrangements with customers;
●	identify performance obligations;
●	determine transaction price;
●	allocate transaction price to the separate performance obligations in the arrangement, if more than one exists; and
●	recognize revenue as performance obligations are satisfied.

The Company generates revenues mostly from fees charged for hazardous waste management services, including waste incineration, disposal, and utilization. The Company’s most service projects are short-term ones, which are governed by master service agreements that lasts from half year to more than one year. These master service agreements are typically entered with the Company's larger customers, and outline the pricing and legal frameworks for such arrangements. Services fees are determined based upon weight or unit of volume of waste. Depending upon the type of hazardous waste, it is treated by one of the Company’s business lines: waste incineration, waste disposal, and waste utilization. The service fees are generally received or due from the customer when the waste is collected from the customer and transported to the Company’s facilities. in accordance with customer’s contract terms. However, revenue from and the corresponding cost for the service are not recognized until the Company’s performance obligation, incineration, or disposal, or utilization, is completed. The period between waste collection and transportation and the final processing and disposal ranges depending on type of waste, but is generally measured in days.

Cash payments received or due from customers before revenue recognized are recorded as deferred revenue. The deferred revenue is recognized as revenue when the Company’s performance obligation is completed.

The following table presents the Company’s revenues disaggregated by revenue source:

	Years Ended September 30,
	2020	2019
	Amount	Amount

Waste Incineration	$8,621,764	$8,767,725
Waste disposal	160,382	-
Waste utilization	552,747	177,933
Transportation and others	119,538	78,289
Total revenue	$9,454,431	$9,023,947

Income taxes

The Company accounts for income taxes using an asset and liability approach which allows for the recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred.

Related parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions (see Note 8). Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

Foreign currency translation

The reporting currency of the Company is the US dollar. The functional currency of the Company is the Chinese Yuan or Renminbi (“RMB”). All asset and liability accounts were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at the historical rates and items in the income statement and cash flow statements are translated at the average rate in each applicable period. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of stockholders’ equity. The resulting translation gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

The following exchange rates were used to translate the amounts from RMB into United States dollars (“USD$”) for the respective years:

	September 30,	September 30,
	2020	2019
Year End Exchange Rate (RMB/USD)	6.8101	7.0729
Average Year Exchange Rate (RMB/USD)	7.0017	6.8694

Fair values of financial instruments

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 – quoted prices in active markets for identical assets or liabilities.

Level 2 – quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 – inputs that are unobservable (for example cash flow modeling inputs based on assumptions)

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, notes receivables, prepaid VAT, other receivables, advances to suppliers, accounts payable, other payables, tax payable, and related party advances and borrowings. As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented on the balance sheets. This is attributed to the short maturities of the instruments and that interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective balance sheet dates.

Business combinations and noncontrolling interests

The Company includes the results of operations of the businesses that it acquires as of the respective dates of acquisition. The Company allocates the fair value of the purchase price of our acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the fair value of the purchase price over the fair values of these identifiable assets and liabilities is recorded as goodwill.

For the Company’s non-wholly owned subsidiaries, a noncontrolling interest is recognized to reflect the portion of equity that is not attributable, directly or indirectly, to the Company. Consolidated net income in the consolidated income statements includes net income (loss) attributable to noncontrolling interests.

Recent accounting pronouncements

In April 2019, the FASB issued ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments - Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments”, which provides narrow-scope amendments to clarify and improve guidance within the standards on credit losses, hedging, and recognition and measurement of financial instruments. Apart from the amendments to ASU 2016-13 mentioned above, the ASU also included subsequent amendments to ASU 2016-01. The guidance in relation to the amendments to ASU 2016-01 is effective for the Company for the year ending September 30, 2021 and interim reporting periods during the year ending September 30, 2021. The Company is currently assessing the impact of the guidance on its financial statements and related disclosures.

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 3. PROPERTY, PLANT, AND EQUIPMENT, NET

Property, plant, and equipment, net, consisted of the following:

	September 30,	September 30,
	2020	2019
Building	$5,123,756	$4,464,176
Machinery and equipment	8,175,920	7,733,618
Office equipment	27,828	30,508
Automobiles	41,986	202,752
Construction in progress	73,781	-
Total fixed assets	13,443,271	12,431,054
Less: accumulated depreciation	(2,742,800)	(1,832,798)
Total fixed assets, net	$10,700,471	$10,598,256

Depreciation expenses recorded for the years ended September 30, 2020 and 2019 were $995,972 and $959,990, respectively.

NOTE 4. INTANGIBLE ASSET, NET

The Company’s intangible asset, net, consisted of land use rights as follows:

	September 30,	September 30,
	2020	2019
Land use rights	$4,159,089	$3,476,177
Less: accumulated amortization	(268,929)	(164,778)
Total intangible asset, net	$3,890,160	$3,311,399

Amortization expenses recorded for the years ended September 30, 2020 and 2019 were $95,116 and $96,948, respectively.

NOTE 5. ACQUISITION AND DISPOSAL OF SUBSIDIRES

Acquisition and disposal of Hengshui Zhuoyuan Freight Co., Ltd. (“Hengshui Zhuoyuan”)

Hengshui Zhuoyuan is a freight and shipping company which was incorporated in P.R.China. On April 1, 2019, the Company acquired 55% equity interest in Hengshui Zhuoyuan for the purchase price of $123,004 (RMB870,000) in cash. Total purchase price was allocated to assets acquired of $177,635, liabilities assumed of $173,944, non-controlling interest of $100,640 and goodwill of $219,953 on the date of acquisition. In December 2019, the Company paid additional $1,428 (RMB10,000) of purchase price which was recorded as additional amount to goodwill.

On July 30, 2020, the Company sold its 55% ownership of Hengshui Zhuoyuan to an unrelated individual and received cash of $125,684 (RMB880,000) and recorded a loss of $8,136 from disposal of subsidiary. During the period from the date of the acquisition (April 1, 2019) to the date of disposal (July 30, 2020), Hengshui Zhuoyuan has limited operation and recorded net income of $14,816 which was included in the other income, net of other expenses account in the consolidated statements of comprehensive income. This disposal did not represent a strategic shift that has (or will have) a major effect on the Company’s operations and, therefore, it did not present as a discontinued operation in the consolidated financial statements in accordance with ASC 205-20-45.

Disposal of Hengshui Jingzhi Environmental Protection Technology Co., Ltd. (“Hengshui Jingzhi”)

On December 19, 2018, the Company and Hengshui Xingsheng Environment Protection Co., Ltd. (“Hengshui Xingsheng”) formed Hengshui Jingzhi under the law of P.R.China. The Company and Hengshui Xingsheng own 60% and 40% of the equity interests in Hengshui Jingzhi, respectively. Hengshui Jingzhi aims at providing sewage treatment services to its industrial customers in China.

On July 30, 2020, the Company decided to dispose its equity interest in Hengshui Jingzhi and sold all its 60% equity shares to two of the Company’s shareholders, Xiangyang Chang and Jianwei Zhang, for consideration of $85,693 (RMB600,000) in cash. Up to the date of disposal, Hengshui Jingzhi did not generated any revenue and had incurred $9,018 organizational expenses which was included in the general and administrative expenses account in the consolidated statements of comprehensive income. As a result of the sale, the Company recorded a gain of $5,302 in other income for the year ended September 30, 2020. This disposal did not represent a strategic shift that has (or will have) a major effect on the Company’s operations and, therefore, it did not present as a discontinued operation in the consolidated financial statements in accordance with ASC 205-20-45.

NOTE 6. SHAREHOLDERS’ EQUITY

Dividend Declaration

The Company was formed under the laws of PRC and has two shareholders, Xiangyang Chang and Jianwei Zhang. In September 2020, the Company declared one-time dividends of $1,392,519 and $464,173 to Xiangyang Chang and Jianwei Zhang, respectively, upon approval by the Company’s Board of Directors, which was subsequently paid on October 10, 2020. See the NOTE 11. SUBSEQUENT EVENTS.

NOTE 7. INCOME TAX

The Company is subject to the PRC Enterprise Income Tax (“EIT”) at a rate of 25% on its net income. However, the PRC EIT Law stipulates that companies that are designated as Resources Comprehensive Utilization Enterprises are eligible for special EIT treatment. According to such tax rules, Hengshui Jingzhen is entitled to a three-year EIT exemption beginning on the date it first generated operation revenue, and an additional 50% discount on the normal EIT rate for the next three years following the expiration of the exemption. The Company has been certified as a Resources Comprehensive Utilization Enterprise and started to take the EIC exemption since the beginning of the calendar year of 2017. Under this special EIT treatment, from January 1, 2017 to December 31, 2019, the Company has benefited from the EIT exemption; and from January 1, 2020 to December 31, 2020, the Company has been subject to the EIT at a discounted rate of 12.5% on its net income before tax.

Accordingly, the Company recorded $246,993 tax provision and $95,813 tax benefit for the years ended September 30, 2020 and 2019, respectively.

Provision for income tax consisted of the following:

	Year ended September 30,
	2020	2019
Current	$333,813	$-
Deferred	(86,820)	(95,813)
Total	$246,993	$(95,813)

A reconciliation of the income tax expense (benefit) between the statutory tax rate at 25% and the effective tax rate is as follows:

	Year ended September 30,
	2020	2019
PRC EIT statutory rate	$751,898	$664,571
Favorable tax rate	(497,423)	(762,474)
Permanent difference	(7,482)	2,090
Income tax provision (benefit)	$246,993	$(95,813)

The tax effects of temporary differences that give rise to the Company's net deferred tax asset as of September 30, 2020 and 2019 are as follows:

	Year ended September 30,
	2020	2019
Allowance for doubtful accounts	$144,070	$59,330
Depreciation and amortization	5,169	22,269
Others	71,060	44,569
Net deferred tax assets	$220,299	$126,168

NOTE 8. RELATED PARTY BALANCES AND TRANSACTIONS

Related party balances

(i) Amounts due from related parties:

The amounts due from related parties were $1,738,452 and $1,129,527 as of September 30, 2020 and 2019, respectively. They were non-trade related balances that pertain to other receivables in respect to the expense payments and a dispute settlement payment made by the Company on behalf of the related parties. The amounts due from related parties are non-interest bearing and due on demand. The details of non-trade related balances with such parties are as follows:

	September 30,	September 30,
Name of related party	2020	2019
Jianwei Zhang (the Company’s shareholder)	$587,363	$-
Hebei Jingxin Chemical Group Co., Ltd. (a previous shareholder of the Company)	1,151,089	1,129,527
Total amounts due from related parties	$1,738,452	$1,129,527

On October 13, 2020, the full balance of $587,363 was repaid by Jianwei Zhang.

(ii) Amounts due to related party:

The amounts due to related party were $Nil and $37,892 for the years ended September 30, 2020 and 2019, respectively. It was non-trade related balances that pertain to the other payable to a related party, Zhibing Zhao, who was the shareholder of Hengshui Zhuoyuan before April 1, 2019, in respect to his payments for the Company’s expenses. The amounts due to related party were non-interest bearing and payable on demand.

Related party transactions

(i) Sale of equity interest in Hengshui Jingzhi to related parties:

On July 30, 2020, the Company sold all its 60% equity interest in Hengshui Jingzhi to two related parties, Xiangyang Chang and Jianwei Zhang who are the shareholders of the Company, for consideration of $85,693 in cash. See the NOTE 5. ACQUISITION AND DISPOSAL OF SUBSIDIRES.

NOTE 9. RISKS AND UNCERTAINTIES

COVID-19 Pandemic

A novel strain of coronavirus, or COVID-19, was first identified in China in December 2019, and subsequently declared a pandemic on March 11, 2020 by the World Health Organization. As a result of the COVID-19 pandemic, all travels had been severely curtailed to protect the health of our employees and comply with local government guidelines, and we temporarily closed our office from February to early March 2020. To date, COVID-19 has surfaced in nearly all regions around the world and resulted in travel restrictions and business slowdowns in affected areas. The COVID-19 pandemic has had an adverse effect on our clients’ business, and, as a result, could adversely affect our business. Although China has already begun to recover from the outbreak of COVID-19 and our business has gone back to normal, the epidemic continues to spread on a global scale and there is a risk of the epidemic returning to China in the future, thereby causing further business interruption. The full impact of the pandemic on our business, operations and financial results depends on various factors that continue to evolve, which we may not be able to accurately predict for now.

Regulatory Risks and Uncertainties

We conduct all our business operations in China and our business operations and financial condition could be significantly affected by Chinese environmental regulations and enforcement policies. As Chinese environmental regulations continue to develop and evolve rapidly, we cannot predict the extent to which our operations may be affected by future enforcement policies as applied to existing laws, by changes to current environmental laws and regulations, or by the enactment of new environmental laws and regulations. There are numerous Chinese provincial and local laws and regulations relating to the protection of the environment and the ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. Our business and operating results could be materially and adversely affected if we were required to increase expenditures to comply with any new environmental regulations affecting our operations. We may, in the future, receive citations or notices from governmental authorities that our operations are not in compliance with our permits or certain applicable regulations, including various transportation, environmental or land use laws and regulations. Should we receive such citations or notices, we would generally seek to work with the authorities to resolve the issues raised by such citations or notices. There can be no assurance, however, that we will always be successful in this regard, and the failure to resolve a significant issue could result in adverse consequences to us. As a result, we could incur material liabilities resulting from the costs of complying with environmental laws, environmental permits or any claims concerning noncompliance, or liability from contamination.

We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist at our facilities or at third-party sites for which we are liable. Enactment of stricter laws or regulations, stricter interpretations of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third-party sites may require us to make additional material expenditures, which would adversely affect our profitability.

In addition, the demand for our services is substantially dependent upon the public’s concern with, and the continuation and proliferation of, the laws and regulations governing the waste disposal industry. A decrease in the level of public concern, the repeal or modification of these laws, or any signification relaxation of regulations relating to waste disposal and management would significantly reduce the demand for our services and could have a material adverse effect on our operations and financial condition.

NOTE 10. MAJOR CUSTOMERS

The Company provided its services to approximately 700 and 500 of industrial and municipal customers during the years ended September 30, 2020 and 2019, respectively. For the year ended September 30, 2020, the Company’s revenue from one of its industrial customers accounted for 12.1% of its total revenue. During the year ended September 30, 2019, the Company’s revenue from two of its industrial customers accounted for 12.4% and 11.5% of the Company’s total revenue, respectively.

NOTE 11. SUBSEQUENT EVENTS

Reverse Acquisition

On January 20, 2021, the Company entered into a series of contractual arrangements, including Equity Pledge Agreement, Exclusive Technology Development, Consulting and Services Agreement, Exclusive Option Agreement, and Irrevocable Power of Attorney (collectively, the “VIE Agreements”) with Beijing Asian League Wins Technology Co., Ltd (“Beijing ALW”), a wholly foreign-owned enterprise (“WFOE”) in the PRC and a wholly owned subsidiary of Green Energy (HK) Limited, a Hong Kong company that is a wholly-owned subsidiary of Smith Barney Enterprises Limited, a British Virgin Islands company that is a wholly-owned subsidiary of Summit Networks Inc. Summit Networks Inc., incorporated under the laws of the State of Nevada on July 8, 2014 and under the common control of the Company’s majority shareholder, is a public shell company whose securities are traded over-the-counter. The transactions will be accounted for as a reverse merger (“Reverse Merger”). Upon the completion of these transactions, Summit Networks Inc., together with its subsidiaries, gained control over Hengshui Jingzhen, and the Company’s business became the business of Summit Networks Inc. and its subsidiaries. Accordingly, Hengshui Jingzhen’s financials will be consolidated with the financial statements of Summit Networks Inc. and its subsidiaries.

Dividend Payments

On October 10, 2020, the Company paid dividends to Xiangyang Chang and Jianwei Zhang, the Company’s two shareholders, in amounts of $1,392,519 and $464,173, respectively. The Company’s Board of Directors approved the dividend declaration and authorized the dividend payments in September 2020. See the NOTE 6. SHAREHOLDERS’ EQUITY.

The Company has evaluated subsequent events that have occurred after the date of the balance sheet through January 25, 2021, the date of issuance of these consolidated financial statements and determined that no other subsequent event requires recognition or disclosure to the consolidated financial statements.

(b) Pro forma financial information.

SUMMIT NETWORKS INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Introduction

On January 20, 2021, Beijing Asian League Wins Technology Co., Ltd (“Beijing ALW”), a wholly foreign-owned enterprise (“WFOE”) in the PRC and a wholly owned subsidiary of Green Energy (HK) Limited, a Hong Kong company that is a wholly-owned subsidiary of Smith Barney Enterprises Limited, a British Virgin Islands company that is a wholly-owned subsidiary of Summit Networks Inc., entered into a series of contractual arrangements, including Equity Pledge Agreement, Exclusive Technology Development, Consulting and Services Agreement, Exclusive Option Agreement, and Irrevocable Power of Attorney (collectively, the “VIE Agreements”) with Hengshui Jingzhen Environmental Company Limited (“Hengshui Jingzhen”, or the “VIE”), whereby Beijing ALW gained control over Hengshui Jingzhen, a P.R. China company, which provides integrated hazardous waste management services, including collecting, transferring, disposing, and recycling of hazardous waste, primarily in Hebei, China

The following unaudited pro forma combined financial statements reflect the combination of the historical results of the Company and Hengshui Jingzhen, on a pro forma basis to give effect to the reverse merger (the “Transaction”).

The unaudited pro forma combined balance sheet of the combined company is based on the historical balance sheet of the Company and its subsidiaries as of October 31, 2020 and Hengshui Jingzhen as of September 30, 2020, as if the Transaction had occurred on September 30, 2020, and includes preliminary adjustment to reflect the events that are directly attributable to the Transaction and factually supportable.

The unaudited pro forma combined statement of comprehensive income for the year ended September 30, 2020 is based on (i) the statement of operations of the Company and its subsidiaries for the year ended July 31, 2020, and (ii) the historical statements of comprehensive income of Hengshui Jingzhen for the year ended September 30, 2020. The aforementioned unaudited pro forma combined statements of comprehensive income have been prepared assuming the Transactions closed on October 1, 2019.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions, described in the accompanying notes to the unaudited pro forma combined financial information that management believes are reasonable under the circumstances. Actual results may differ materially from the unaudited pro forma combined financial information (including the assumptions within the accompanying unaudited pro forma combined financial information).

These unaudited pro forma combined financial statements should be read in conjunction with the Company’s historical financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended July 31, 2020, and the historical financial statements of Hengshui Jingzhen for the years ended September 30, 2020 and 2019 contained in this Form 8-K.

SUMMIT NETWORKS INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

	Summit Networks Inc. and Subsidiaries	Hengshui Jinzhen Environmental Company Limited and Subsidiaries	Notes	Pro Forma Adjustments	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$241,696	$3,539,966		-	$3,781,662
Accounts receivable	-	5,739,488			5,739,488
Prepaid expenses	4,220	-			4,220
Prepaid VAT		515,594			515,594
Notes receivable	-	185,486			185,486
Advance to suppliers	-	126,293			126,293
Amounts due from related parties	-	1,738,452			1,738,452
Other receivable and current assets	-	99,880		-	99,880
Total current assets	245,916	11,945,159		-	12,191,075
Property, plant, and equipment, net	-	10,700,471			10,700,471
Intangible assets, net	-	3,890,160			3,890,160
Deferred tax asset	-	220,299			220,299
Total assets	$245,916	$26,756,089		$-	$27,002,005
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	17,030	2,460,851		-	2,477,881
Deferred revenue	-	4,066,748			4,066,748
Due to related party	518,607	-			518,607
Tax payable	-	241,484			241,484
Dividend payable	-	1,908,929			1,908,929
Other payable and current liabilities	-	176,378		-	176,378
Total current liabilities	535,637	8,854,390		-	9,390,027
Stockholders’ equity
Common Stock	64,050				64,050
Additional Paid in capital	361,867		{a}	(715,638)	13,143,469
			{b}	13,497,240
Paid in capital		13,497,240	{b}	(13,497,240)	-
Accumulated profit (deficit)	(715,638)	4,687,754	{a}	715,638	4,687,754
Accumulated other comprehensive income	-	(283,295)			(283,295)
Total stockholders’ equity	(289,721)	17,901,699		-	17,611,978
Total liabilities and stockholders’ equity	$245,916	$26,756,089		$-	$27,002,005

See accompanying notes to unaudited pro forma combined financial statements.

SUMMIT NETWORKS INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF COMPREHENSIVE INCOME

FOR THE YEAR ENDED SEPTEMBER 30, 2020

	Summit Networks Inc. and Subsidiaries	Hengshui Jinzhen Environmental Company Limited and Subsidiaries	Notes	Por Forma Adjustments		Por Forma Combined
Revenue	$-	$9,454,431		$		$9,454,431
Cost of revenue	-	4,214,046				4,214,046
Gross profit	-	5,240,385			-	5,240,385
Selling expense		867,351				867,351
General and administrative expenses	131,525	1,405,610				1,537,135
Total operating expenses	131,525	2,272,961			-	2,404,486
Income (Loss) from operations	(131,525)	2,967,424			-	2,835,899
Other income, net		34,671				34,671
Interest income	-	5,494				5,494
Income (Loss) before tax	(131,525)	3,007,589			-	2,876,064
Income tax expense		246,993				246,993
Net Income (Loss)	(131,525)	2,760,596			-	2,629,071
Other Comprehensive Income:
Foreign currency translation adjustment	-	656,122				656,122
Comprehensive income (loss)	$(131,525)	$3,416,718			$-	$3,285,193
Net Income (Loss) Per Common Share:
Net income (loss) per common share - basic and diluted	$(0.00)					$0.04
Weighted average shares outstanding:
Basic and diluted	62,738,515					62,738,515

See accompanying notes to unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma combined balance sheet as of September 30, 2020 combines the historical balance sheet of the Company and its subsidiaries as of October 31, 2020 and Hengshui Jingzhen as of September 30, 2020 as if the Transactions had occurred on September 30, 2020. The unaudited pro forma combined statement of comprehensive income for the year ended September 30, 2020 combine the historical consolidated statement of operations of the Company and its subsidiaries and the consolidated statement of comprehensive income of Hengshui Jingzhen, have been prepared as if the Transaction had closed on October 1, 2019. The unaudited pro forma combined financial statements have also been adjusted to give effect to pro forma events that are directly attributable to the Transaction, factually supportable and expected to have a continuing impact on the combined results.

The unaudited pro forma combined financial information was prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Both the Company and Hengshui Jingzhen are controlled by the same shareholder. After the Transaction, the Company and its subsidiaries gained control over Hengshui Jingzhen through a series of VIE agreements.

The Transaction is accounted for as a reverse acquisition (“Reverse Merger”), and the business of Hengshui Jingzhen became the business of the Company. At the time of the Reverse Merger, the Company was not engaged in any active business. Pursuant to Securities and Exchange Commission (“SEC”) rules, the merger or acquisition of a private operating company into a non-operating public shell with nominal net assets is considered a capital transaction in substance, rather than a business combination. Therefore, the acquisition of Hengshui Jingzhen was accounted for as a recapitalization effected by VIE agreements, wherein Hengshui Jingzhen is considered the acquirer for accounting and financial reporting purposes with no adjustment to the historical basis of its assets and liabilities. Accordingly, all of the Hengshui Jingzhen assets acquired and liabilities assumed in this business combination are recognized at their acquisition-date carrying amounts.

The preliminary unaudited pro forma information is presented solely for informational purposes and is not necessarily indicative of the consolidated results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

2. Pro Forma Adjustment

The unaudited combined pro forma balance sheet as of September 30, 2020, gives effect to a) the reclassification of Summit Network’s accumulated deficit to paid-in capital as a result of recapitalization as if the merger occurred on September 30, 2020, b) to reclassify Hengshui Jingzhen paid in capital to additional paid in capital.

(c)	Exhibits

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation, incorporated by reference to Exhibit 3 to Form DEF 14C, filed with the Commission on June 18, 2019.
3.2	Bylaws, incorporated herein by reference to Exhibit 3.2 to Form S-1, filed with the Commission on October 1, 2014
10.1	Spousal Consent, by the spouse of the equity interest holder of Hengshui Jingzhen Environmental Company Limited, dated as January 20, 2021.
10.2	Equity Pledge Agreement, by and among Beijing Asian League Wins Technology Co., Ltd, Beijing Chuang Jia Lian Consulting Co., Ltd. and Hengshui Jingzhen Environmental Company Limited, dated as of January 20, 2021.
10.3	Exclusive Option Agreement, by and among Beijing Asian League Wins Technology Co., Ltd, Beijing Chuang Jia Lian Consulting Co., Ltd. and Hengshui Jingzhen Environmental Company Limited, dated as of January 20, 2021.
10.4	Exclusive Technology Development, Consulting and Services Agreement, by and among Beijing Asian League Wins Technology Co., Ltd, Beijing Chuang Jia Lian Consulting Co., Ltd. and Hengshui Jingzhen Environmental Company Limited, dated as of January 20, 2021.
10.5	Power Attorney of the shareholder who owns 75% equity interest of Hengshui Jingzhen Environmental Company Limited, dated as of January 20, 2021.
10.6	Power Attorney of the shareholder who owns 25% equity interest of Hengshui Jingzhen Environmental Company Limited through Beijing Chuang Jia Lian Consulting Co., Ltd., dated as of January 20, 2021.
10.7	Form of Employment Agreement between the Company and individual officers dated January 20, 2021.
14.1	Code of Ethics of the Company.
21.1	Subsidiaries of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Summit Networks Inc.

Date: January 26, 2021	By	/s/ Shuhua Liu
Shuhua Liu
Chief Executive Officer
Principal Executive Officer

Date: January 26, 2021	By	/s/ Chao Long Huang
Chao Long Huang
Chief Financial Officer
Principal Financial Officer and Principal Accounting Officer